Exhibit 10.1

$10,000,000

CREDIT AGREEMENT

dated as of July 16, 2020

by and among

FACEBANK GROUP, INC.

and

FUBOTV INC.

as Borrowers,

and

ACCESS ROAD CAPITAL LLC

as Lender

-i-

-ii-

-iii-

-iv-

-v-

EXHIBITS

Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Prepayment
Exhibit C	-	Form of Officer’s Compliance Certificate
Exhibit D	-	Form of Intercreditor Agreement
Exhibit E	-	List of Closing Documents

SCHEDULES

Schedule 4.1	-	Prior Indebtedness
Schedule 5.1	-	Jurisdictions of Organization and Qualification
Schedule 5.2	-	Subsidiaries and Capitalization
Schedule 5.9	-	ERISA Plans
Schedule 5.12	-	Material Contracts
Schedule 5.13	-	Labor and Collective Bargaining Agreements
Schedule 5.16	-	Material Adverse Change
Schedule 5.18(a)	-	Real Property
Schedule 5.19	-	Litigation
Schedule 5.26	-	Insurance
Schedule 6.16	-	Post-Closing Matters
Schedule 7.1	-	Indebtedness
Schedule 7.2	-	Liens
Schedule 7.6	-	Investments

-vi-

This CREDIT AGREEMENT, dated as of July 16, 2020, is entered into by and among FACEBANK GROUP, INC., a Florida corporation, as borrower, FUBOTV INC., a Delaware corporation, as borrower, and ACCESS ROAD CAPITAL LLC, a Delaware limited liability company, as lender.

STATEMENT OF PURPOSE

Borrowers have requested, and, subject to the terms and conditions hereof, Lender has agreed, to extend certain credit facilities to the Borrowers on the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Borrowers or any of their Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether commenced or, to the knowledge of any Borrower or any of their Subsidiaries, threatened against or affecting any Borrower or any of their Subsidiaries or any property of any Borrower or any of their Subsidiaries.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Allocable Amount” has the meaning assigned thereto in Section 10.10(b).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrowers or their Subsidiaries and Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, Permits, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Interest Rate” means a fixed rate of 13.0% per annum, calculated for any period by dividing (i) the number of days in the applicable period during which days the Loan was outstanding through and including the last day thereof by (ii) 360.

“Asset Sale” means any direct or indirect sale, lease, sublease (as a lessor or sublessor), assignment, conveyance, transfer, license (as a licensor or sublicensor), exchange of property or other disposition (including by way of merger or consolidation and including any sale and leaseback transaction) of any businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed including, without limitation, the Intellectual Property of any Borrower and the Capital Stock or Intellectual Property of any of the Subsidiaries, provided, however, and for the avoidance of doubt, (i) FaceBank’s issuance and sale of its Qualified Capital Stock shall not be considered an Asset Sale so long such transaction does not result in a Change in Control, and (ii) the Facebank AG Sale and the transactions directly related to the Facebank AG Sale shall not be considered an Asset Sale.

“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Borrower” and “Borrowers” mean, individually and collectively as context requires, FaceBank Group, Inc., a Florida corporation, and FuboTV Inc., a Delaware corporation.

“Business Day” means any day other than a Saturday, Sunday or legal holiday on which banks in New York, New York, are open for the conduct of their commercial banking business.

“CAM” means Cam Digital LLC, a Nevada limited liability corporation.

“Capital Expenditures” means, with respect to Borrowers and their Subsidiaries for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by Borrowers and their Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of Borrowers and their Subsidiaries.

“Capital Lease” means any lease of any property by any Borrower or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of Borrowers and their Subsidiaries.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests (however designated), (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within ninety (90) days from the date of acquisition thereof, (b) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s, (c) certificates of deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, or (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder.

“Change in Control” means an event or series of events by which:

(a) at any time, any Borrower (i) is consolidated or merged with or into another entity, (ii) sells all or substantially all of its assets to another person or entity, or (iii) is dissolved, liquidated or it affairs are wound up, provided, however, that none of the foregoing shall constitute a “Change in Control” if immediately thereafter a majority of the voting power of the Capital Stock of any Borrower, or of the continuing or surviving entity, would be owned by the Persons who were Borrower’s equityholders immediately prior thereto in substantially the same proportions as their ownership of voting power of Borrower’s Capital Stock immediately prior thereto; or

(b) at any time, any Borrower shall cease to beneficially own and control, directly or indirectly, one hundred percent (100%) of its Subsidiaries, except as otherwise provided in Section 7.7 or in Schedule I to the Collateral Agreement; or

(c) there shall have occurred under any indenture or other instrument evidencing any Indebtedness or Capital Stock any “change in control” or similar provision (as set forth in the indenture, agreement or other evidence of such Indebtedness), which gives the holders of such Indebtedness the right to accelerate or otherwise require payment of such Indebtedness prior to the maturity date thereof or the holders of such Capital Stock the right to put such Capital Stock to any Borrower or any Subsidiary thereof or which obligates any Borrower or any of its Subsidiaries to repurchase, redeem or repay, or offer to repurchase, redeem or repay, all or any part of the Indebtedness or Capital Stock provided for therein.

“Change in Law” means the occurrence, of any of the following: (a) the adoption of any law, rule, regulation, policy or treaty after the date of this Agreement, (b) any change in any law, rule, regulation, policy or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by Lender with any request, rule, policy, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.

“Collateral” means the collateral security for the Obligations pledged or granted pursuant to the Security Documents, but shall not include the assets of Facebank AG.

“Collateral Agreement” means the collateral agreement of even date herewith executed by Borrowers in favor of Lender, which shall be in form and substance acceptable to Lender, as amended, restated, supplemented or otherwise modified from time to time.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated Adjusted EBITDA” means, for any Test Period, an amount determined for the Borrowers and their subsidiaries on a Consolidated basis equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus (b) Consolidated Interest Expense, plus (c) provisions for taxes based on income or profits or capital, plus (d) total depreciation expense, plus (e) total amortization expense, plus (f) other non-cash items (including, without limitation, non-cash compensation charges) reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period), plus (g) with respect to any Person that is not a wholly-owned Subsidiary or that is accounted for by the equity method of accounting the amount of dividends or distributions or other payments that are actually paid in cash by such Person to a Borrower or Subsidiary in respect of such period, plus (h) the amount of any cash restructuring charge and related charges, business optimization expenses, or reserve or related items actually incurred during such Test Period, plus (i) extraordinary, unusual or non-recurring losses, charges or expenses for such Test Period, plus (j) other items consented to by the Lender in writing in its sole discretion, minus (ii) to the extent included in calculating Consolidated Net Income, other non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period); provided, that the aggregate amount that may be added back pursuant to the foregoing clauses (i) and (j) shall not exceed in the aggregate 15.0% of Consolidated Adjusted EBITDA for such Test Period (prior to giving effect to such add back).

“Consolidated Interest Expense” means, for any Test Period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of the Borrowers and their Subsidiaries on a Consolidated basis with respect to all outstanding Consolidated Total Debt (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances, to the extent paid or required to be paid in cash for such period), but excluding, however, any amounts not payable in cash.

“Consolidated Net Income” means, for any Test Period, (i) the net income (or loss) of the Borrowers and their Subsidiaries on a Consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (to the extent included in net income) (ii) the sum of (a) the income (or loss) of any Person (other than a Subsidiary of Borrowers) in which any other Person (other than a Borrower or any of its Subsidiaries) has a joint interest (except to the extent distributed in cash to a Borrower or their Subsidiaries), plus (b) the income of any Subsidiary of any Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, plus (c) any after tax gains or losses attributable to Asset Sales outside the ordinary course of business or returned surplus assets of any Pension Plan, subject to the approval of the Lender, plus (e) (to the extent not included in clauses (a) through (c) above) any net extraordinary gains or net extraordinary losses, consented to by the Lender in writing in its sole discretion.

“Consolidated Revenue” means the Consolidated revenue of the Borrower and their Subsidiaries for any Test Period determined in accordance with GAAP, consistently applied.

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of the Borrowers and their Subsidiaries (or, if higher, the par value or stated face amount of all such Indebtedness (other than zero coupon Indebtedness)) determined on a Consolidated basis in accordance with GAAP; provided, that Indebtedness shall not include issued and undrawn standby letters of credit in an aggregate amount of up to $3,000,000 at any time.

“Contested Collateral Lien Conditions” means, with respect to any Permitted Lien of the type described in clauses (b), (c), (d), (n) and (o) of Section 7.2, the following conditions:

(a) any Borrower shall cause any proceeding instituted contesting such Lien to stay the sale or forfeiture of any portion of the Collateral on account of such Lien;

(b) at the option and at the request of Lender, to the extent such Lien is in an amount less than $250,000, the appropriate Borrower shall maintain cash reserves in an amount sufficient to pay and discharge such Lien and Lender’s reasonable estimate of all interest and penalties related thereto; and

(c) such Lien shall in all respects be subject and subordinate in priority to the Lien and security interest created and evidenced by the Collateral Agreement and/or other Loan Documents, except if and to the extent that the requirements of any Applicable Law creating, permitting or authorizing such Lien provides that such Lien is or must be superior to the Lien and security interest created and evidenced by the Collateral and/or other Loan Documents.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Lender, executed and delivered by one or more Borrowers, Subsidiaries, Lender, and the applicable securities intermediary, commodities intermediary or bank, as applicable.

“Controlled Account” means an Account of a Borrower or Subsidiary which is subject to a Control Agreement, in accordance with the terms of the Collateral Agreement.

“Common Stock” means the common stock, par value $0.0001 per share, of FaceBank.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 8.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Default Rate” has the meaning assigned thereto in Section 3.1(b).

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disposition” has the meaning assigned thereto in Section 7.6.

“Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loan and all other Obligations that are accrued and payable) prior to the date that is 91 days after the Maturity Date, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loan and all other Obligations that are accrued and payable), in whole or in part, prior to the date that is 91 days after the Maturity Date, or (c) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock prior to the date that is 91 days after the Maturity Date; provided, that if such Capital Stock is issued pursuant to a plan for the benefit of Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the Securities and Exchange Commission.

“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of Borrower or any ERISA Affiliate or (b) any Pension Plan or Multiemployer Plan that has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of Borrower or any current or former ERISA Affiliate.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of, non-compliance with or liability under any Environmental Law or relating to any Permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, Permits, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person who together with Borrower or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 or 430 of the Code or Section 302 or 303 of ERISA with respect to any Pension Plan (in each case, whether or not waived) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to a Pension Plan; (iv) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (v) the withdrawal by Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Borrowers, any of their Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (vi) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vii) the imposition of liability on Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA with respect to any Pension Plan or Multiemployer Plan (as applicable); (viii) the withdrawal of Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential withdrawal liability therefor, or the receipt by Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (ix) a determination that a Pension Plan is in “at-risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (x) the Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates engaging in a non-exempt “prohibited transaction” with respect to which Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates is a “disqualified person” (within the meaning of Section 4975 of the Code); (xi) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates; (xii) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates of material fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (xiii) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (xiv) receipt from the Internal Revenue Service of notice of (1) the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or (2) the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (xv) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to ERISA or a violation of Section 436 of the Code, in each case, with respect to any Pension Plan.

“Event of Default” means any of the events specified in Section 8.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Excluded Account” means (a) deposit and other accounts specially and exclusively used for withholding taxes, payroll, payroll taxes and other employee wage and benefit payments to or for the Borrowers’ or their Subsidiaries’ employees, (b) any deposit or cash collateral account to the extent such account contains exclusively cash collateral or deposits permitted to be made or incurred pursuant to Section 7.2(q) so long as the aggregate amount of cash and Cash Equivalents or other amounts credited to such deposit accounts at any one time is not in excess of $6,000,000 in the aggregate, (c) deposit and other accounts so long as the aggregate amount of cash and Cash Equivalents or other amounts credited to such accounts at any one time is not in excess $1,000,000 in the aggregate, (d) any deposit or cash collateral account to the extent such account contains exclusively cash collateral or deposits permitted to be made or incurred pursuant to Section 7.2(u) so long as the aggregate amount of cash and Cash Equivalents or other amounts credited to such deposit accounts at any one time is not in excess of $1,000,000 in the aggregate (e) escrow accounts and fiduciary or trust accounts held exclusively for the benefit of unaffiliated third parties for Investments permitted by Section 7.6, and (f) any accounts exclusively used as 401(k) accounts or similar retirement account.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Agreement if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Agreement (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Agreement. If a Swap Agreement arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Agreement that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender, (a) Taxes imposed on or measured by overall net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office or, in the case of Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) Taxes attributable to Lender’s failure (other than as a result of a Change in Law) to comply with Section 3.8(e) and (c) any U.S. federal withholding Taxes imposed under FATCA.

“FaceBank” means FaceBank Group, Inc, a Florida corporation

“Facebank AG” means Facebank AG, a Swiss corporation, and the entities in which it has an ownership interest in.

“FaceBank Collateral” means any Collateral held by FaceBank.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.

“Fiscal Quarter” means, for the Borrower and its Subsidiaries, each calendar quarter occurring during a Fiscal Year (i.e. the quarters ending March 31st, June 30th, September 30th and December 31st of a Fiscal Year).

“First Lien Credit Agreement” means (a) that certain Credit and Guaranty Agreement dated as of April 6, 2018, by and among Fubo, the First Lien Agent, and the other parties thereto from time to time, as the same may be amended, restated, supplemented or otherwise modified from time to time as permitted by any Intercreditor Agreement and (b) any credit agreement of Fubo in accordance with any Permitted First Lien Refinancing.

“First Lien Debt” means (a) the “Obligations” (as such term is defined in the First Lien Credit Agreement) of Fubo under the First Lien Debt Documents and (b) any obligations of Fubo in accordance with any Permitted First Lien Refinancing.

“First Lien Debt Documents” means the First Lien Credit Agreement, the Intercreditor Agreement and any agreements (including, without limitation, any guarantee agreements or security agreements), instruments and documents executed from time to time in connection therewith, as the same may be amended, restated, supplemented or otherwise modified from time to time as permitted by Intercreditor Agreement or in accordance with any Permitted First Lien Refinancing.

“First Lien Agent” means AMC Networks Ventures LLC, as administrative agent.

“First Lien Payment in Full” means, “Discharge of First Lien Obligations” (as defined in the Intercreditor Agreement).

“Fiscal Quarter” means each of the four fiscal quarters of Borrowers and their Subsidiaries ending on March 31, June 30, September 31 and December 31, respectively.

“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries ending on December 31.

“Fubo” means FuboTV Inc., a Delaware corporation.

“Fubo Collateral” means any Collateral held by Fubo.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Approvals” means all authorizations, consents, approvals, Permits and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Obligations” has the meaning assigned thereto in Section 10.1.

“Guarantor” means each Subsidiary of Borrowers, whether now existing (excluding Facebank AG) or hereafter acquired or created.

“Guarantor Payment” has the meaning assigned thereto in Section 10.10(a).

“Guaranty Obligation” means, with respect to Borrowers and their Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the Release of which requires a Permit under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, or (f) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:

(a) all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b) all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earn-out or similar agreements and any trade payable that is outside the ordinary course of business or that is or becomes one hundred twenty (120) days or more past due whether or not in the ordinary course of business), except, trade payables arising in the ordinary course of business not more than one hundred twenty (120) days past due, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person;

(c) the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(e) all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payable arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, and banker’s acceptances issued for the account of any such Person;

(g) all obligations of any such Person in respect of Disqualified Capital Stock; and

(h) all Guaranty Obligations of any such Person with respect to any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or Joint Venture (other than a Joint Venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes and (b) to the extent not otherwise described in (a), Other Taxes.

“Intellectual Property” has the meaning set forth in the Collateral Agreement.

“Intercreditor Agreement” means (a) that certain Intercreditor Agreement dated as of the date hereof by and among Lender and the First Lien Agent, and acknowledged by Borrowers, in substantially the form attached hereto as Exhibit D, as amended, restated, supplemented or otherwise modified from time to time and (b) any intercreditor agreement in accordance with any Permitted First Lien Refinancing.

“Interest Payment Date” has the meaning assigned thereto in Section 3.1(c).

“IRS” means the United States Internal Revenue Service, or any successor thereto.

“Investments” means (i) any direct or indirect purchase or other acquisition by Borrowers or any of their Subsidiaries of, or of a beneficial interest in, any of the securities of any other Person or of all or substantially all of the assets of (or any division or business line of) any other Person; (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Borrowers from any other Person, of any Capital Stock of such Person; (iii) any direct or indirect loan, advance or capital contributions by Borrowers or any of their Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; (iv) all investments consisting of any exchange traded or over the counter derivative transaction, including any swap agreement, whether entered into for hedging or speculative purposes or otherwise; and (v) any direct or indirect sale of property for less than fair market value (including a disposition of cash or Cash Equivalents in exchange for consideration of lesser value); provided, however, that such Investment pursuant to this clause (v) shall be valued at the difference between the value of the consideration for such sale and the fair market value of the property sold. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, all in accordance with GAAP.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided further, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Lender” means Access Road Capital LLC, a Delaware limited liability company.

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Liquidity” means the balance of unencumbered (other than by Liens securing the Obligations) cash and Cash Equivalents, in each case, held in Controlled Accounts..

“Loan” means the term loan made to the Borrowers by the Lender pursuant to Section 2.1 and Protective Advances (if any) made pursuant to Section 3.8.

“Loan Documents” means, collectively, this Agreement, the Note, the Security Documents, the Intercreditor Agreement, each Subordination Agreement and each other document, instrument, certificate and agreement executed and delivered by any Borrower or any of its Subsidiaries in favor of or provided to Lender in connection with this Agreement or otherwise referred to herein or contemplated hereby, all as may be amended, restated, supplemented or otherwise modified from time to time.

“Material Adverse Effect” means any event, circumstance or condition that has had (a) a material adverse effect on the properties, business, operations or condition (financial or otherwise) of any Borrower individually or any Borrower and their Subsidiaries taken as a whole, (b) a material impairment of the ability of any Borrower to perform its obligations under the Loan Documents to which it is a party, (c) a material impairment of the rights and remedies of Lender under any Loan Document, (d) an impairment of the legality, validity, binding effect or enforceability against any Borrower of any Loan Document to which it is a party or (e) a material adverse effect upon any material portion of the Collateral under the Security Documents or upon any Liens arising thereunder.

“Material Contract” means (a) any contract or other agreement, written or oral, of any Borrower or any of its Subsidiaries involving monetary liability of or to any such Person in an amount in excess of $1,500,000 per annum or (b) any other contract or agreement, written or oral, of any Borrower or any of its Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means the first to occur of (a) July 16, 2023, or (b) the date of acceleration of the Loan pursuant to Section 8.2(a).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding seven (7) years.

“Note” means a promissory note made by the Borrowers in favor of a Lender evidencing the Loan, substantially in the form attached as Exhibit A, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Notice of Prepayment” means a written notice substantially in the form attached as Exhibit B (a “Notice of Prepayment”).

“Obligated Party” has the meaning assigned thereto in Section 10.2.

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loan and (b) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the each Borrower and each of its Subsidiaries to Lender, in each case under any Loan Document, with respect to the Loan of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Borrower or any Affiliate thereof of any proceeding under any federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Compliance Certificate” means a certificate of the chief financial officer or the treasurer of Borrowers substantially in the form attached as Exhibit C.

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of Property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, association or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to Lender, Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, excise, property, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Outstanding Items” has the meaning set forth in Section 6.16.

“Paid in Full” or “Payment in Full” means, (a) the indefeasible payment in full in cash of the Loan, together with accrued and unpaid interest thereon, (b) the indefeasible payment in full in cash of the accrued and unpaid fees, and (c) the indefeasible payment in full in cash of all reimbursable expenses and other Obligations, together with accrued and unpaid interest thereon.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“Pay-off Agreements” means, collectively, such letters, invoices or other similar instruments or documents stating the pay-off amounts owed by FaceBank as of the Closing Date, as well as, in each case, the per diem pay-off amount as would be owed by FaceBank in addition for each day after the Closing Date, as necessary to fully repay and satisfy the Prior Indebtedness, which total pay-off amounts shall, in each case, be accurately reflected and set forth in the funds flow memorandum delivered by the Borrowers on the Closing Date.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained, funded or administered for the employees of Borrower or any ERISA Affiliate or (b) has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of Borrower or any current or former ERISA Affiliates.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Acquisition” means any acquisition, directly or indirectly, by any Borrower or any Guarantor, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided that,

(i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iii) in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued, directly or indirectly, by such Person or any newly formed Subsidiary of any Borrower in connection with such acquisition shall be owned 100% by a Borrower or a Guarantor, and Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Borrower, each of the actions set forth in Section 6.8;

(iv) either (a) the aggregate cash consideration paid in respect of all acquisitions of Persons organized under the laws of the United States, or any state thereof, during the term of this Agreement shall not exceed $30,000,000, or (b) the aggregate cash consideration paid in respect all acquisitions of Persons not organized under the laws of the United States, or any state thereof, during the term of this Agreement shall not exceed $15,000,000 (provided, however, that the aforementioned monetary ceiling limitations in this paragraph shall not apply so long as (i) the Company is not in breach of the financial covenants contained in Sections 7.17(a), (b), and (c) of this Agreement and (ii) an Event of Default has not occurred and is not continuing);

(v) Borrower shall have delivered to Lender (A) at least five (5) Business Days (or such shorter period as may be agreed by Lender) prior to the consummation of such proposed acquisition, a compliance certificate evidencing compliance as required under clause (iv) above, together with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate compliance with clause (iv) above, (B) a certification signed by a Responsible Officer of such Borrower that such acquisition is being made in compliance with the terms and conditions set forth in the definition of “Permitted Acquisition” and (C) promptly upon request by Lender, (i) a copy of the purchase agreement related to the proposed Permitted Acquisition (and any related documents reasonably requested by Lender) and (ii) quarterly and annual financial statements of the Person whose Capital Stock or assets are being acquired for the Test Period prior to such proposed Permitted Acquisition, including any audited financial statements that are available;

(vi) any Person or assets or division as acquired in accordance herewith shall be in the same or related business or lines of business in which Borrowers and/or their Subsidiaries are engaged as of the Closing Date or a line of business reasonably related or ancillary thereto;

(vii) with respect to an acquisition of all or substantially all of the assets or Capital Stock of any Person, the acquisition shall have been approved by the board of directors or other governing body or controlling Person of the Person acquired or the Person from whom such assets or division is acquired; and

(viii) after giving effect to such acquisition, Minimum Liquidity shall be at least $3,000,000.

“Permitted First Lien Refinancing” means any extension, refinancing, or replacement of the First Lien Debt existing on the Closing Date; provided that the aggregate principal amount thereof does not exceed $64,999,999.

“Permitted Joint Venture” means any Joint Venture (i) where a Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of a Borrower, if any, each of the actions set forth in Sections 6.8, (i) where the Borrower shall have, upon acquisition thereof, pledged, or caused to be pledged, any Capital Stock of such Joint Venture owned by any Borrower pursuant to the Collateral Agreement, (iii) engaged in the same or related business or lines of business in which the Borrower and/or its Subsidiaries are engaged as of the Closing Date or a line of business reasonably related or ancillary thereto, (iv) where Borrower shall have delivered to Lender (A) at least five (5) Business Days (or such shorter period as may be agreed by Lender) prior to the establishment of such Permitted Joint Venture or consummation of any proposed acquisition to acquire Capital Stock of such Permitted Joint Venture, copies of all material documentation relating to the proposed Permitted Joint Venture and any related documents reasonably requested by Lender (except, in each case, for documents or information subject to an applicable legal privilege, subject to a binding confidentiality or non-disclosure agreement prohibiting disclosure thereof to the Lender (other than an agreement entered into in contemplation of any Borrowers’ obligations under the Loan Documents) so long as, to the extent practicable, the Borrower (x) describes the nature of the information being withheld and (y) uses commercially reasonable efforts to provide notice to the Lender that such information is being withheld (but solely if providing such notice would not waive any privilege or violate any obligation of confidentiality)), and (v) whose joint venture or similar agreement (a) requires that any Intellectual Property created by such Permitted Joint Venture which is an advancement, development, improvement, modification or other derivative of Intellectual Property of the Borrower or any other Borrower be promptly assigned to and owned by any Borrower, (b) prohibits such Permitted Joint Venture from acquiring title in or owning any material Intellectual Property of any Borrower or any of their Subsidiaries, (c) shall not prohibit (x) the pledge of Capital Stock or assets of such Permitted Joint Venture by any Borrower or any of their Subsidiaries, or (y) foreclosure on the Capital Stock or assets of such Permitted Joint Venture; in each case to or by the Lender, and (d) does not contain any buy-sell mechanism or other arrangement pursuant to which a Borrower is or may be required to sell or otherwise dispose of its Capital Stock in such Permitted Joint Venture.

“Permitted Liens” means the Liens permitted pursuant to Section 7.2.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Prior Indebtedness” means the Indebtedness listed on Schedule 4.1.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Protective Advances” has the meaning assigned thereto in Section 3.8.

“Pulse Evolution” means Pulse Evolution Corporation, a Nevada corporation.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Records” has the meaning ascribed to such term in the Collateral Agreement.

“Rejection Notice” means a written notice sent to Borrower by Lender, which notice states all or a portion of the mandatory prepayment required under Section 3.3(b) have been rejected and identifies the amount of such mandatory prepayment so rejected.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means releasing, disposing, discharging, injecting, spilling, leaking, leaching, dumping, pumping, pouring, emitting, escaping, emptying, seeping, placing, or migrating into the environment.

“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of such Person or any other officer of such Person reasonably acceptable to Lender. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of any Borrower or any of their Subsidiaries now or hereafter outstanding, except a dividend or distribution payable solely in shares of Capital Stock (which is not Disqualified Capital Stock) or to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any Borrower or any of their Subsidiaries now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any Borrower or any of their Subsidiaries now or hereafter outstanding; (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, Subordinated Indebtedness, (v) payments with respect to any earn-out obligation or deferred purchase price in connection with any acquisition agreement constituting Indebtedness (other than working capital adjustments); and (vi) payments in respect of the unsecured Indebtedness of Borrower in existence on the Closing Date described on Schedule 7.1.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“SEC Documents” means the reports filed by FaceBank with the SEC.

“Security Documents” means the collective reference to the Collateral Agreement and each other agreement or writing pursuant to which any Borrower or any Subsidiary purports to pledge or grant a lien upon or a security interest in any Property or assets securing the Obligations or any such Person purports to guaranty the payment and/or performance of the Obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Indebtedness” means any unsecured Indebtedness of any Borrower or their Subsidiaries incurred from time to time that is subordinated in right of payment to the Obligations and (a) that, if guaranteed, is only guaranteed by the Guarantors, (b) that is not subject to scheduled amortization, redemption, sinking fund or similar payment (other than (i) the conversion of convertible securities into other equity securities (other than Disqualified Capital Stock) pursuant to the terms of such convertible equity securities and (ii) the payment of cash in lieu of fractional shares in connection therewith, provided such cash does not represent greater than a de minimis portion of the total fair market value of such convertible equity securities), and does not have a final maturity, in each case, on or before the date that is 90 days after the Maturity Date, and (c) that does not include any financial covenants or any covenant or agreement that is more restrictive or onerous on any Borrower in any material respect than any comparable covenant in this Agreement, d) shall be limited to cross-payment default and cross-acceleration to designated “senior debt” (including the Obligations), and (e) the terms and conditions of the subordination will be governed by a Subordination Agreement that is reasonably acceptable to the Lender and the subordinated lender; provided, however, and for the avoidance of doubt, FaceBank’s issuance and sale of its Qualified Capital Stock shall not be considered Subordinated Indebtedness.

“Subordination Agreement” means each subordination/standstill agreement entered into by the holder of any Subordinated Indebtedness or equity having any rights to a mandatory prepayment or repayment, redemption rights or rights of distribution from any Borrower or any direct or indirect holder thereof on or before a date that is 90 days following the Maturity Date, each such subordination agreement to be in form and substance reasonably satisfactory to Lender.

“Subscriber Level” means, as of any date of determination, the number of persons who have subscribed to and are current in payments (provided, however, that “current” in payments shall mean that the subscriber is no more than one (1) calendar month behind in payments) as to Fubo’s content streaming services.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency), except Facebank AG. Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of Borrowers.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies or commodities.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Termination Event” means the occurrence of any of the following which, individually or in the aggregate, has resulted or could reasonably be expected to result in liability of any Borrower in an aggregate amount in excess of the Threshold Amount: (a) a “Reportable Event” described in Section 4043 of ERISA for which the thirty (30) day notice requirement has not been waived by the PBGC, or (b) the withdrawal of any Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303 of ERISA, or (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or plan in endangered or critical status with the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA or (h) the partial or complete withdrawal of any Borrower or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (i) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (j) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

“Test Period” means each period of four consecutive Fiscal Quarters of the Borrowers then last ended and for which financial statements have been (or were required to be) delivered pursuant to Section 6.1(a) or (b).

“Threshold Amount” means $3,000,000.

“Transaction Costs” means all transaction fees, charges and other amounts related to the Transactions (including, without limitation, any financing fees, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith), in each case to the extent approved by Lender in its reasonable discretion.

“Transactions” means, collectively, (a) the funding of the Loan, (b) the repayment in full of the Prior Indebtedness on the Closing Date, and (c) the payment of the Transaction Costs incurred in connection with the foregoing.

“UCC” means the Uniform Commercial Code as in effect in the State of New York, as amended or modified from time to time.

“United States” means the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.8(e).

SECTION 1.2 Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including” and (k) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.3 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 7.1(a), except as otherwise specifically prescribed herein (including, without limitation, as prescribed by Section 9.9). Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

SECTION 1.4 UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

SECTION 1.5 Rounding. Any financial ratios required to be maintained by Borrowers and their Subsidiaries pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.6 References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.7 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.8 Guaranty Obligations. Unless otherwise specified, the amount of any Guaranty Obligation shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation.

SECTION 1.9 Covenant Compliance Generally. Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.1, 7.2 and 7.3, with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no breach of any basket contained in such sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.9 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

ARTICLE II

LOAN

SECTION 2.1 Loan. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties set forth herein, Lender agrees to make a Loan to Borrowers on the Closing Date in a principal amount equal to Ten Million and No/100 Dollars ($10,000,000.00). The Loan may not be repaid and subsequently reborrowed. Borrowers hereby irrevocably authorize Lender to disburse the proceeds of the Loan in immediately available funds by wire transfer to such Person or Persons as may be designated by the Borrowers in the funds flow memorandum delivered by the Borrowers on the Closing Date.

ARTICLE III

GENERAL LOAN PROVISIONS

SECTION 3.1 Interest.

(a) Interest Rate. Subject to the provisions of this Section, the Loans shall bear interest at the Applicable Interest Rate.

(b) Default Rate. Notwithstanding the foregoing, immediately upon the occurrence and during the continuance of an Event of Default, (A) all outstanding Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per month equal to two percent (2%), compounded monthly (such rate, the “Default Rate”), which interest is in addition to interest accruing pursuant to the Applicable Interest Rate as set forth above, (B) interest accruing at the Default Rate shall be due and payable monthly in arrears on the last Business Day in respect of each calendar month and (C) on demand of Lender, all accrued and unpaid interest shall be due and payable. Interest shall continue to accrue on the Obligations after the filing by or against any Borrower of any petition seeking any relief under any Debtor Relief Law.

(c) Payment of Interest. Interest on the Loan shall begin accruing on the Closing Date. Interest shall accrue on the Loan as outstanding and shall be paid to the Lender in respect of each calendar quarter during which the Loan remains outstanding in arrears on the last Business Day of each calendar quarter (each such date, an “Interest Payment Date”) commencing on September 30, 2020.

(d) Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to the Loan, together with all fees, charges and other amounts which are treated as interest on the Loan under Applicable Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate) which may be contracted for, charged, taken, received or reserved by the Lender holding the Loan in accordance with Applicable Law, the rate of interest payable in respect of the Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of the Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon to the date of repayment, shall have been received by such Lender.

SECTION 3.2 Repayment of Loan. If not sooner paid, the Loan shall be paid in full, together with accrued interest thereon, on the Maturity Date.

SECTION 3.3 Prepayments of Loan.

(a) Optional Prepayments.

(i) Optional Prepayments Generally. At Borrowers’ election, Borrowers shall have the right to voluntarily prepay the Loan in whole or in part, at any time and concurrently with any such payment, Borrowers shall also pay to Lender all applicable fees, accrued but unpaid interest and other Obligations related to the portion of the Loan being prepaid.

(ii) Notice Requirements for Optional Prepayments. For any voluntary prepayment of the Loan made by the Borrowers pursuant to this Section 3.3, the Borrowers shall deliver to Lender a Notice of Prepayment not later than 11:00 a.m. at least three (3) Business Days before each prepayment, specifying the date and amount of repayment. Each optional prepayment of the Loan hereunder shall be in an aggregate principal amount of at least $250,000 or any whole multiple of $10,000 in excess thereof and shall be applied to the outstanding principal amounts of the Loan. A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day.

(b) Mandatory Prepayments.

(i) Senior Debt of Fubo. Subject to the notice requirements set forth in clause (ii)(A) below and the rights of Lender to waive all or any portion of the mandatory prepayment required under this Section 3.3(b)(i), to the extent gross proceeds from any refinancing by Borrowers or any of their Subsidiaries of existing Indebtedness of Fubo pursuant to the First Lien Debt exceeds $64,999,999, Borrowers shall make mandatory principal prepayments of the Loan in the manner set forth in clause (ii)(B) below in an amount equal to one hundred percent (100%) of the amount the aggregate gross proceeds from any refinancing by Borrowers or any of their Subsidiaries of existing Indebtedness of Fubo pursuant to the First Lien Debt exceeds $64,999,999. Such prepayment shall be made within three (3) Business Days of the receipt of the proceeds of any such debt issuance.

(ii) Notice; Manner of Payment.

(A) Upon the occurrence of any event triggering the prepayment requirement under Section 3.3(b), Borrowers shall promptly (and in any event within one (1) Business Day after the applicable event triggering the prepayment requirement thereunder), deliver by 11:00 a.m. a Notice of Prepayment to Lender identifying the event triggering the prepayment requirement and a reasonably detailed calculation of such mandatory prepayment obligation. Lender shall have the right to waive all or any portion of the mandatory prepayment required under Section 3.3(b). Upon Lender’s election to waive all or any portion of the mandatory prepayments identified in this clause (ii), Lender shall deliver to Borrowers a Waiver Notice identifying the mandatory prepayment and the amount thereof so waived by Lender. On or prior to the date specified above for such mandatory prepayment, Borrowers shall make the mandatory principal payments of the Loan but shall not be obligated to make any mandatory principal payment to the extent such payment has been waived by Lender as herein provided.

(B) Each prepayment of the Loan under this Section shall be applied to reduce the outstanding principal amounts of the Loan.

(c) Interest on Optional Prepayment in Full within 6 Months. If Borrowers elect to prepay the entire outstanding balance of the Loan (and to comply with all other Obligations hereunder) on or before the date that is six (6) months from the Closing Date, then notwithstanding the accrual and payment of interest as set forth in Section 3.1 above:

(i) Total interest on the Loan shall be a fixed amount equal to $1,200,000;

(ii) Any interest payments made by Borrowers during the term of the Loan shall be credit against the total interest on the Loan; and

(iii) The balance of such total interest amount shall be due in full on the date of such prepayment.

SECTION 3.4 Manner of Payment. Each payment by Borrowers on account of the principal of or interest on the Loan or of any fee, commission or other amounts payable to the Lender under this Agreement shall be made in same day funds and delivered to Lender via an electronic funds transfer to the account specified in writing by Lender, or, at Lender’s election, at Lender’s Office located at 110 Leroy Street, New York, New York 10014, or such other place or in such other manner as Lender may from time to time designate in writing, and shall be made without any set off, counterclaim or deduction whatsoever. Borrowers shall receive credit on the day of receipt for funds received by 5:00 pm Eastern Standard Time. Any payment received after such time on such day shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest due hereunder. All payments received under this Section 3.4 will be applied first to any fees or expenses to which Lender may be entitled, then to any outstanding interest due, then to any mandatory repayments due hereunder, and finally to voluntary prepayment of the Note as set forth herein.

SECTION 3.5 Evidence of Indebtedness. The Loan shall be evidenced by one or more accounts or records maintained by Lender a in the ordinary course of business. The accounts or records maintained by Lender shall be conclusive absent manifest error of the amount of the Loan and the interest and payments thereon. Any failure to so record shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. Borrowers shall execute and deliver to Lender a Note, which shall evidence the Loan, in addition to such accounts or records. Lender may attach schedules to the Note and endorse thereon the date, amount and maturity of the Loan and payments with respect thereto.

SECTION 3.6 [Intentionally Omitted].

SECTION 3.7 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrowers under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of Borrowers) requires the deduction or withholding of any Tax from any such payment by a Borrower, then Borrowers shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrowers shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Borrowers. Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by Borrowers. Borrowers shall indemnify Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Lender.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrowers to a Governmental Authority, Borrowers shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(e) Status of Lender. (1) If Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, Lender shall deliver to Borrowers, at the time or times reasonably requested by Borrowers, such properly completed and executed documentation reasonably requested by the Borrowers as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Lender, if reasonably requested by Borrowers, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrowers as will enable Borrowers to determine whether or not Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.7(e)(ii) below) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Lender.

(i) Without limiting the generality of the foregoing, and if applicable,

(A) Lender shall deliver to Borrowers from time to time upon the reasonable request of Borrowers, executed copies of IRS Form W-9 certifying that Lender is exempt from U.S. federal backup withholding tax;

(B) if a payment made to Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrowers such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrowers as may be necessary for Borrowers to comply with its obligations under FATCA and to determine that Lender has complied with Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (B), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrowers in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.7 (including by the payment of additional amounts pursuant to this Section 3.7), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party relating thereto and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Survival. Each party’s obligations under this Section 3.7 shall survive the any assignment of rights by, or the replacement of, Lender, and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 3.8 [Intentionally Omitted].

ARTICLE IV

CONDITIONS OF CLOSING AND BORROWING

SECTION 4.1 Conditions to Closing and Initial Extensions of Credit. The obligation of the Lender to close this Agreement and to make the Loan, is subject to the satisfaction of each of the following conditions:

(a) Executed Loan Documents. All Loan Documents, including, without limitation, those set forth in the list of closing documents attached as Exhibit E hereto, shall have been duly authorized, executed and delivered to Lender by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.

(b) Closing Certificates & Forms; Etc. Lender shall have received or waived each of the following in form and substance satisfactory to Lender:

(i) Officer’s Certificate. A certificate from a Responsible Officer of Borrowers to the effect that (A) all representations and warranties of Borrowers contained in this Agreement and the other Loan Documents are true, correct and complete; (B) no Borrower is in violation of any of the covenants contained in this Agreement and the other Loan Documents or the First Lien Debt Documents; (C) after giving effect to the Transactions, no Default or Event of Default has occurred and is continuing; (D) since March 31, 2020, no event has occurred or condition arisen, either individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect; and (E) Borrowers have satisfied each of the conditions set forth in Section 4.1.

(ii) Certificate of Secretary of Borrowers. A certificate of a Responsible Officer of each Borrower certifying as to the incumbency and genuineness of the signature of each officer of each Borrower executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation of such Borrower and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (B) the bylaws or other governing document of such Borrower as in effect on the Closing Date, (C) resolutions duly adopted by the board of managers (or other governing body) of such Borrower authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) certificate as of a recent date of the good standing of such Borrower under the laws of its jurisdiction of organization, and to the extent requested by Lender, each other jurisdiction where such Borrower is qualified to do business and, to the extent available, a certificate of the relevant taxing authorities of such jurisdictions certifying that Borrower has filed required tax returns and owes no delinquent taxes.

(iii) Opinions of Counsel. Favorable opinions of counsel to Borrowers addressed to Lender with respect to Borrowers, the Loan Documents and such other matters as Lender shall request (which such opinions shall expressly permit reliance by permitted successors and assigns of the addressees thereof).

(c) Personal Property Collateral.

(i) Filings and Recordings. Lender shall have received all filings and recordations that are necessary to perfect the security interests of Lender in the Collateral and Lender shall have received evidence reasonably satisfactory to Lender that upon such filings and recordations such security interests constitute valid and perfected first priority Liens on the FaceBank Collateral and second priority Liens on the Fubo Collateral (subject only to the prior Lien securing the First Lien Debt for so long as such First Lien Debt remains subject to the Intercreditor Agreement or secures any Permitted First Lien Refinancing).

(ii) [Intentionally Omitted].

(iii) Lien Search. Lender shall have received the results of a Lien search (including a search as to judgments, pending litigation, bankruptcy, tax and intellectual property matters), in form and substance reasonably satisfactory thereto, made against the Borrowers under the Uniform Commercial Code (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect security interests in all assets of Borrowers, indicating among other things that the assets of Borrowers are free and clear of any Lien (except for Permitted Liens).

(d) [Intentionally Omitted].

(e) Consents; Defaults.

(i) Governmental and Third Party Approvals. Borrowers shall have received all governmental, shareholder and third party consents and approvals necessary (or any other consents as determined in the reasonable discretion of Lender) in connection with the Transactions and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any adverse conditions on Borrowers or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of Lender could reasonably be expected to have such effect.

(ii) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of Transactions, or which, in Lender’s sole discretion, would make it inadvisable to consummate the Transactions.

(f) Financial Matters.

(i) [Intentionally Omitted].

(ii) Financial Condition/Solvency Certificate. Borrower shall have delivered to Lender a certificate, in form and substance satisfactory to Lender, and certified as accurate by the chief financial officer of Borrowers, that (A) after giving effect to the Transactions, such Borrower and each Subsidiary thereof is each Solvent, (B) the financial projections previously delivered to Lender represent the good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrowers and their Subsidiaries and (C) attached thereto are executed and effective copies of the Payoff Agreements, each in form and substance acceptable to Lender.

(iii) [Intentionally Omitted].

(g) Miscellaneous.

(i) Funds Flow Memorandum. Lender shall have a funds flow memorandum in form and substance satisfactory to Lender specifying the account or accounts to which the proceeds of the Loan made on the Closing Date are to be disbursed.

(ii) Representations and Warranties. The representations and warranties contained in Article V shall be true and correct in all respects on and as of the Closing Date with the same effect as if made on and as of such date, (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all respects as of such earlier date).

(iii) No Existing Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date with respect to the Loan or after giving effect to the Loan to be made on such date.

(iv) Due Diligence. Lender shall have completed, to its satisfaction, all legal, tax, regulatory, environmental, business and other due diligence with respect to the business, assets, liabilities, operations and condition (financial or otherwise) of Borrowers and their Subsidiaries, in scope and determination satisfactory to Lender in its sole discretion.

(v) Prior Indebtedness. All Prior Indebtedness of FaceBank shall be repaid in full and terminated and all collateral security therefor shall be released, and Lender shall have received the Pay-off Agreements in form and substance satisfactory to it evidencing such repayment, termination and release.

(vi) Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to Lender. Lender shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BORROWERS

To induce Lender to enter into this Agreement and to make the Loan, Borrowers hereby represent and warrant to Lender both before and after giving effect to the transactions contemplated hereunder that:

SECTION 5.1 Organization; Power; Qualification. Borrowers and each Subsidiary thereof (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the power and authority to own and operate its Properties and to carry on its business as now being and hereafter proposed to be conducted, (c) is duly qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification and authorization other than where the failure to be qualified or authorized would not reasonably be expected to result in a Material Adverse Effect. The jurisdictions in which Borrowers and each Subsidiary thereof are organized and qualified to do business as of the Closing Date are described on Schedule 5.1.

SECTION 5.2 Ownership. Each Subsidiary of Borrowers as of the Closing Date is listed in the SEC Documents. As of the Closing Date, there are no material changes to the capitalization of the Borrowers and their Subsidiaries as disclosed in the SEC Documents. All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable and not subject to any preemptive or similar rights, except as described in the SEC Documents. As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or require the issuance of Capital Stock of Borrowers or any Subsidiary thereof, except as described in the SEC Documents.

SECTION 5.3 Authorization; Enforceability. Borrowers and each Subsidiary thereof has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of Borrowers and each Subsidiary thereof that is a party thereto, and each such document constitutes the legal, valid and binding obligation of Borrowers and each Subsidiary thereof that is a party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

SECTION 5.4 Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by Borrowers and each Subsidiary thereof of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Loan hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (a) require any Governmental Approval or violate any Applicable Law relating to Borrowers or any Subsidiary thereof that would reasonably be expected to have a Material Adverse Effect on the Borrowers or any Subsidiary, (b) conflict with, result in a material breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of Borrowers or any Subsidiary thereof, (c) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person which would reasonably be expected to result in a Material Adverse Effect, (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Permitted Liens or (e) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than (i) consents or filings under the UCC, (ii) filings with the United States Copyright Office, the United States Patent and Trademark Office, if applicable and (iii) consents or filings which have been expressly waived by the Lender in writing or which have previously been obtained.

SECTION 5.5 Compliance with Law; Governmental Approvals. Borrowers and each Subsidiary thereof (a) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to its knowledge, threatened attack by direct or collateral proceeding other than those which would not reasonably be expected to result in a Material Adverse Effect, (b) is in compliance with each Governmental Approval applicable to it and in material compliance with all other Applicable Laws relating to it or any of its respective properties, (c) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law, and (c) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law.

SECTION 5.6 Tax Returns and Payments. Borrowers and each Subsidiary thereof has duly filed or caused to be filed all federal, state, local and other tax and information returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the Borrowers). Such returns accurately reflect in all material respects all liability for taxes of Borrowers or any Subsidiary thereof for the periods covered thereby. There is no ongoing audit or, to the knowledge of any Borrower, examination or other investigation by any Governmental Authority of the tax liability of Borrowers or any Subsidiary thereof. To the knowledge of any Borrower, no Governmental Authority has asserted any Lien or other claim against any Borrower or any Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved (other than (a) any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the Borrower and (b) Permitted Liens). The charges, accruals and reserves on the books of Borrowers and each Subsidiary thereof in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of Borrowers or any Subsidiary thereof are in the judgment of the Borrowers adequate, and Borrowers do not anticipate any additional taxes or assessments for any of such years.

SECTION 5.7 Intellectual Property Matters. Borrowers and each Subsidiary thereof owns or possesses rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing which are reasonably necessary to conduct its business. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and, to the knowledge of the Borrowers, neither Borrowers nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations.

SECTION 5.8 Environmental Matters.

(a) There are no Hazardous Materials present, nor, to the knowledge of Borrower, has there ever been present any Hazardous Materials on any properties owned, leased or operated by any Borrower or any Subsidiary thereof in amounts or concentrations which constitute or constituted non-compliance with or liability under applicable Environmental Laws;

(b) Each Borrower and each Subsidiary thereof and such properties and all operations conducted in connection therewith are and have been in material compliance with all applicable Environmental Laws, and each Borrower and each Subsidiary have applied for and obtained any Permit required under Environmental Laws for the operation of its business, and each such Permit is valid and in full force and effect;

(c) Neither any Borrower nor any Subsidiary thereof has received any written notice of actual or alleged violation or non-compliance, or liability or potential liability regarding environmental matters, Hazardous Materials, or Environmental Laws, nor does Borrower or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened;

(d) Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by any Borrower or any Subsidiary thereof in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws;

(e) No Environmental Claim is pending, or, to the knowledge of any Borrower, threatened, under any Environmental Law to which any Borrower or any Subsidiary thereof is or, to the knowledge of any Borrower, will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Borrower, any Subsidiary thereof or such properties or such operations conducted in connection therewith that, in each case, could reasonably be expected, individually or in the aggregate, to result in a liability;

(f) There has been no Release or, to the knowledge of any Borrower, threat of Release of Hazardous Materials at, on, in, or from properties owned, leased or operated by any Borrower or any Subsidiary, now or, to the knowledge of Borrower, in the past, in violation of or in amounts or in a manner that could give rise to an Environmental Claim or liability under Environmental Laws that have not been fully remediated (including, without limitation, payment of any applicable fees to the applicable Governmental Authority); and

(g) Neither any Borrower nor any Subsidiary owns or operates any underground storage tanks.

SECTION 5.9 Employee Benefit Matters.

(a) As of the Closing Date, neither any Borrower nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 5.9;

(b) Each Borrower and each ERISA Affiliate is in compliance with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired. No liability has been incurred by any Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties assessed with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect;

(c) As of the Closing Date, no Pension Plan has been terminated, nor has any Pension Plan become subject to funding-based benefit restrictions under Section 436 of the Code, nor has any funding waiver from the IRS been received or requested with respect to any Pension Plan, nor has any Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Sections 412 or 430 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Sections 412 or 430 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

(d) Except where the failure of any of the following representations to be correct could not reasonably be expected to have a Material Adverse Effect, neither any Borrower nor any ERISA Affiliate has: (i) engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code, (ii) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (iii) failed to make a required contribution or payment to a Multiemployer Plan, or (iv) failed to make a required installment or other required payment under Sections 412 or 430 of the Code;

(e) No Termination Event has occurred or is reasonably expected to occur;

(f) Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), and/or lawsuit is existing or, to the best of the knowledge of any Borrower after due inquiry, is any lawsuit and/or investigation threatened, concerning or involving (i) any employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by any Borrower or any ERISA Affiliate, (ii) any Pension Plan or (iii) any Multiemployer Plan.

(g) Neither any Borrower nor any Subsidiary thereof is a party to any contract, agreement or arrangement that could, solely as a result of the delivery of this Agreement or the consummation of transactions contemplated hereby, result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

SECTION 5.10 Margin Stock. Neither any Borrower nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of the Loan will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors. Following the application of the proceeds of the Loan, not more than twenty-five percent (25%) of the value of the assets (either of a Borrower only or of any Borrower and its Subsidiaries on a Consolidated basis)(determined on a reasonable basis) will be “margin stock”. If requested by Lender, Borrowers will furnish to Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1 referred to in Regulation U.

SECTION 5.11 Government Regulation. Neither any Borrower nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended) and neither any Borrower nor any Subsidiary thereof is, or after giving effect to the Loan will be, subject to regulation under the Interstate Commerce Act, as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

SECTION 5.12 Material Contracts. Schedule 5.12 sets forth a complete and accurate list of all Material Contracts of any Borrower and each Subsidiary thereof in effect as of the Closing Date. Other than as set forth in Schedule 5.12, each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof. To the extent requested by Lender, each Borrower and each Subsidiary thereof has delivered to Lender a true and complete copy of each Material Contract required to be listed on Schedule 5.12 or any other Schedule hereto. Neither any Borrower nor any Subsidiary thereof (nor, to the knowledge of any Borrower, any other party thereto) is in breach of or in default under any Material Contract in any material respect.

SECTION 5.13 Employee Relations. Neither any Borrower nor any Subsidiary thereof is party to any collective bargaining agreement or has any labor union been recognized as the representative of its employees except as set forth on Schedule 5.13. No Borrower knows of any pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries.

SECTION 5.14 Burdensome Provisions. Borrowers and their Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect. No Subsidiary of any Borrower is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Capital Stock to any Borrower or any Subsidiary thereof or to transfer any of its assets or properties to any Borrower or any other Subsidiary thereof in each case other than existing under or by reason of the Loan Documents or Applicable Law.

SECTION 5.15 Financial Statements. The audited financial statements contained in the annual report on Form 10-K filed with the SEC on May 29, 2020, are complete and correct and fairly present in all material respects on a Consolidated basis the assets, liabilities and financial position of Borrowers and their Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. Such financial statements show all material indebtedness and other material liabilities, direct or contingent, of Borrowers and their Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments, and Indebtedness, in each case, to the extent required to be disclosed under GAAP.

SECTION 5.16 No Material Adverse Change. Except as set forth on Schedule 5.16, since December 31, 2019, there has been no material adverse change in the properties, business, operations, or condition (financial or otherwise) of Borrowers and their Subsidiaries and no event has occurred or condition arisen, either individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.

SECTION 5.17 Solvency. Each Borrower and each Subsidiary thereof is Solvent.

SECTION 5.18 Titles to Properties. As of the Closing Date, the real property listed on Schedule 5.18(a) constitute all of the real property owned, leased, subleased or used by any Borrowers or any of their Subsidiaries. Each Borrower and each Subsidiary thereof has such title to the real property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, except those which have been disposed of by Borrowers and their Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.

SECTION 5.19 Litigation. Except as set forth on Schedule 5.19, there are no actions, suits or proceedings pending nor, to the knowledge of any Borrower, threatened, against any Borrower or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority.

SECTION 5.20 Anti-Corruption Laws and Sanctions. Neither any Borrower nor any of its Subsidiaries (i) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), as amended, (ii) is in violation of (A) the Trading with the Enemy Act, as amended, (B) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (C) the PATRIOT Act, or (iii) is a Sanctioned Person. No part of the proceeds the Loan will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country. To the knowledge of any Borrower, their directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) any Borrower, any Subsidiary thereof or to the knowledge of any Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of any Borrower, any agent thereof or any Subsidiary thereof that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan, use of proceeds or other Transaction will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 5.21 Absence of Defaults. No event has occurred or is continuing (a) which constitutes a Default or an Event of Default, or (b) which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by any Borrower or any Subsidiary thereof under any Material Contract or judgment, decree or order to which any Borrower or any Subsidiary thereof is a party or by which any Borrower or any Subsidiary thereof or any of their respective properties may be bound or which would require any Borrower or any Subsidiary thereof to make any payment thereunder prior to the scheduled maturity date therefore.

SECTION 5.22 Related Agreements. With respect to the First Lien Debt, the terms and conditions (including, without limitation, any provisions limiting and/or waiving any rights of the holders of the First Lien Debt) applicable thereto set forth in the Intercreditor Agreement are enforceable against the holders of the First Lien Debt by Lender. All Obligations constitute senior Debt entitled to the benefits of the subordination provisions set forth in the Subordination Agreements. Borrowers acknowledge that Lender is entering into this Agreement and is making the Loan in reliance upon the lien subordination provisions of the Intercreditor Agreement and this Section 5.22.

SECTION 5.23 Investment Bankers’ and Similar Fees. Borrowers have no obligation to any Person in respect of any finders’, brokers’, investment banking or other similar fee in connection with any of the Transactions except for Cowen and Company, a registered broker-dealer (CRD# 7616).

SECTION 5.24 Disclosure. Borrowers and their respective Subsidiaries have disclosed to Lender all agreements, instruments and corporate or other restrictions to which any Borrower and any Subsidiary thereof are subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No financial statement, material report, material certificate or other material information furnished (whether in writing or orally) by or on behalf of any Borrower or any Subsidiary thereof to Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 5.25 Permits. Borrowers have obtained and hold all Permits in respect of their business, and (i) all such Permits are in full force and effect, all fees therefor have been fully paid, and Borrowers have performed and observed all requirements of such Permits in all material respects, (ii) to the knowledge of the Borrowers, no event has occurred which allows or results in, or after notice or lapse of time would allow or result in, revocation, modification, suspension or termination by the issuer thereof or in any other impairment of the rights of the holder of any such Permit, (iii) no such Permit contains any restrictions, either individually or in the aggregate, that are unduly burdensome to Borrowers or their assets, (iv) Borrowers have no knowledge that any Governmental Authority is considering limiting, modifying, suspending, revoking or renewing on burdensome terms any such Permit, and (v) Borrowers reasonably believe that each such Permit has been timely renewed and complied with, without undue expense or delay, and that any Permit not required to have been obtained by the date this representation is deemed made that may be required of such Person is of a type that is routinely granted on application and compliance with the conditions of issuance (such conditions being ministerial or of a type satisfied in the ordinary course of business, without undue expense or delay) and has been timely obtained and complied with, without undue expense or delay.

SECTION 5.26 Insurance. Schedule 5.26 sets forth a description of all insurance maintained by or on behalf of Borrowers and their Subsidiaries as of the Closing Date. As of the Closing Date, all premiums in respect of such insurance have been paid in accordance with the terms of the policies. Borrowers and their properties are insured with, to the knowledge of any Borrower, financially sound and reputable insurance companies which are not Affiliates of any Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Borrower operates. Borrower is in compliance with the requirements set forth in Section 6.5.

SECTION 5.27 CAM Note. CAM has agreed with Pulse Evolution to forbear, for a period of six (6) calendar months beginning on July 14, 2020, from exercising any default remedy under that certain secured promissory note issued by Pulse Evolution to CAM on April 15, 2016, in the original principal balance of $2,700,000.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not then due or that have not yet arisen at such time) have been paid and satisfied in full in cash, Borrowers will, and will cause each of their Subsidiaries to:

SECTION 6.1 Financial Statements and Other Reports. Unless otherwise provided below, Borrowers shall deliver to Lender:

(a) Quarterly Financial Statements. As soon as available, and in any event within 50 days after the end of each Fiscal Quarter of each Fiscal Year (but excluding the fourth Fiscal Quarter), the consolidated balance sheets of Borrowers and their Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of Borrowers and their Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year;

(b) Annual Financial Statements. As soon as available, and in any event within 180 days after the end of each Fiscal Year, (i) the audited consolidated balance sheets of Borrowers and their Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Borrowers and their Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year; and (ii) with respect to such consolidated financial statements a report thereon of an independent certified public accountants of recognized national standing selected by Borrowers, and reasonably satisfactory to the Lender (it being agreed and acknowledged that any of the “Big Four” accounting firms is satisfactory to Lender), which report shall be unqualified as to scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Borrowers and their Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(c) Compliance Certificate. No later than the earlier of (x) each delivery of financial statements of Borrower and its Subsidiaries pursuant to Sections 6.1(a) and 6.1(b) and (y) each time the financial statements of Borrowers and their Subsidiaries are required to be delivered pursuant to Sections 6.1(a) and 6.1(b), Borrowers shall deliver to Lender, a duly executed and completed Officer’s Compliance Certificate; and

(d) Notice of Material Event. Promptly upon, and in any event within five (5) Business Days of, any Responsible Officer of any Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default; or (ii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Responsible Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action such Borrower has taken, is taking and proposes to take with respect thereto;

(e) Notice of Litigation. Promptly upon, and in any event within three (3) Business Days of, any Responsible Officer of any Borrower obtaining knowledge of (i) the institution of, or threat of, any non-frivolous Adverse Proceeding not previously disclosed in writing by Borrowers to the Lender, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii) could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby in an amount in excess of $1,000,000, written notice thereof together with such other information reasonably requested by Lender as may be reasonably available to any Borrower or any of their Subsidiaries to enable Lender and their counsel to evaluate such matters;

(f) ERISA. (i) Promptly upon, and in any event within five (5) Business Days of a Responsible Officer of any Borrower obtaining knowledge of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(g) Information Regarding Collateral. (a) Borrowers shall furnish to Lender prior written notice at least three (3) days prior to (or such shorter period as agreed to by the Lender in its sole discretion) (i) any change in any Borrower or any Subsidiary’s corporate name, (ii) any change in any Borrower or any Subsidiary’s organizational type, or (iii) any change in any Borrower’s Federal Taxpayer Identification Number; and

(h) Other Documents. To Lender, such other documents and other information and data with respect to the business, property, condition (financial or otherwise), legal, financial or corporate or similar affairs or operations of the Borrowers or their Subsidiaries as Lender shall from time to time reasonably request; provided, that Borrowers and their Subsidiaries shall not be required to deliver any such information that is (a) not maintained by Borrowers in the ordinary course of business or based on reasonably available information, (b) subject to an applicable legal privilege or with respect to which the disclosure thereof is prohibited by applicable law, or (c) subject to a binding confidentiality or non-disclosure agreement prohibiting disclosure thereof to the Lender (other than an agreement entered into in contemplation of any Borrowers’ obligations under the Loan Documents).

Documents required to be delivered pursuant to this Section 6.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which any Borrower posts such documents, or provides a link thereto on such Borrower’s website on the Internet at any address notified by the Borrowers to Lender from time to time or (ii) on which such documents are delivered to Lender. Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.1 shall be deemed satisfied upon Borrower’s filing or furnishing its 10-Q, 8-K, 10-K, or other public filing as applicable, with the SEC via the EDGAR filing system or any successor electronic delivery procedures, in each case, within the time periods specified in such paragraphs.

Any financial statements required to be delivered pursuant to Sections 6.1(a) and 6.1(b) shall not be required to contain purchase accounting adjustments relating to any transaction(s) permitted hereunder to the extent it is not practicable to include any such adjustments in such financial statements.

SECTION 6.2 Existence. Except as otherwise permitted under Section 7.7, each Borrower shall, and shall cause each of their Subsidiaries to, at all times preserve and keep in full force and effect its organizational existence; provided that no Person (other than Borrowers) shall be required to preserve any such existence if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer necessary and desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lender.

SECTION 6.3 Payment of Taxes. Each Borrower shall, and shall cause each of their Subsidiaries to, pay all income and other material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any material penalty or fine accrues thereon; provided that, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserve or other appropriate provision, as shall be required in conformity with GAAP to the extent required by GAAP shall have been made therefor.

SECTION 6.4 Maintenance of Properties. Except to the extent permitted by Section 7.7, each Borrower shall, and shall cause each of their Subsidiaries to maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty damage excepted, all property owned by any such Borrower that is material to the conduct of the business of Borrowers and their Subsidiaries, taken as a whole, and from time to time shall make or cause to be made all appropriate repairs, renewals and replacements of any such property.

SECTION 6.5 Insurance. Each Borrower shall, and shall cause each of their Subsidiaries to maintain, with financially sound and reputable insurers, all policies of insurance of any kind with respect to the property and businesses of the Borrowers and such Subsidiaries as are customarily carried or maintained under similar circumstances by similarly situated Persons engaged in the same or similar businesses, in each case in such amounts reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Borrowers and their Subsidiaries and with no greater risk retention, with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.

SECTION 6.6 Compliance with Laws. Each Borrower shall comply, and shall cause each of their Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including applicable ERISA and all Environmental Laws and anti-corruption laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Borrower shall be, and shall cause each of their Subsidiaries and all other Persons, if any, to be, in compliance with all Governmental Authorizations issued to and held by such Person, the noncompliance with which could reasonably be expected to have a Material Adverse Effect.

SECTION 6.7 Environmental.

(a) Environmental Disclosure. Borrowers shall deliver to Lender:

(i) promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, and (2) any remedial action taken by any Borrower or any other Person in response to (A) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and

(ii) as soon as practicable following the sending or receipt thereof by any Borrower or any of their Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (2) any Release required to be reported to any Governmental Authority, and (3) any request for information from any Governmental Authority that would reasonably suggest that such agency is investigating whether any Borrower or any of their Subsidiaries may be potentially responsible for any Hazardous Materials Activity.

(b) Hazardous Materials Activities, Etc. Each Borrower shall promptly take, and shall cause each of their Subsidiaries promptly to take, any and all reasonable actions necessary to (i) cure any violation of applicable Environmental Laws by such Borrower or their Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Borrower or any of their Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 6.8 Subsidiaries. In the event that any Person becomes a Subsidiary of any Credit Party, each Borrower shall (a) concurrently with such Person becoming a Subsidiary cause such Subsidiary to become a Guarantor hereunder and a Grantor under the Collateral Agreement by executing and delivering to Lender a counterpart in form and detail reasonably satisfactory to Lender, and (b) subject to the terms, provisions and limitations set forth in the Loan Documents, take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are reasonably requested by Lender. With respect to each such Subsidiary, Borrowers shall promptly send to Lender written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of such Borrower, and (ii) all of the data required to supplement the Schedules hereto with respect to such new Subsidiary for all purposes hereof.

SECTION 6.9 Further Assurances. Subject to the terms, provisions and limitations of the Loan Documents, each Borrower shall, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Lender may reasonably request from time to time in order to effect fully the purposes of the Loan Documents, including providing Lender with any information which may be required under any applicable law, or which Lender may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Security Documents or the validity or priority of any such Liens (subject to Permitted Liens)). With respect to any acquisition of assets, all actions shall have been taken to ensure that Lender has perfected and continuing Liens (subject to Permitted Liens) on such assets; provided, with respect to Permitted Acquisitions, such actions shall be limited to those required by the definition of “Permitted Acquisition” to have been taken prior to the consummation of such Permitted Acquisition. Within 45 days after the Closing Date (as may be extended by Lender in its reasonable discretion) or within 45 days of opening of any new Controlled Account (as may be extended by Lender in its reasonable discretion), as applicable, Borrowers shall use commercially reasonable efforts to cause each bank where a Controlled Account is maintained to enter into tri-party account control agreements with Lender, and the applicable Borrower with respect to such accounts of the Borrower, in form and substance reasonably acceptable to Lender and as provided in the Collateral Agreement. In furtherance and not in limitation of the foregoing, each Borrower shall take such actions as Lender or Lender may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of each Credit Party constituting Collateral and all of the outstanding Capital Stock of Borrower and its Subsidiaries to the extent constituting Collateral (subject to limitations contained in the Credit Documents with respect to Foreign Subsidiaries). In addition to the foregoing, Borrower shall use commercially reasonable efforts to maintain Landlord Personal Property Collateral Access Agreements in respect of Borrower’s headquarters and any other leased real property where Collateral with a fair market value of at least $1,500,000 is located (unless such requirement is waived by the Lender in its sole discretion).

SECTION 6.10 Cash Management Systems. Unless otherwise consented to by Lender, Borrowers and their Subsidiaries shall establish and maintain cash management systems consistent with their historical practices, or as is otherwise reasonably acceptable to the Lender.

SECTION 6.11 Intellectual Property. Each Borrower shall, and shall cause each of its Subsidiaries to, (a) notify Lender in writing concurrent with the delivery of the financial statements referred to in clauses (a) and (b) of Section 6.1, of filing any applications for, or receiving confirmation of any issuances or registrations of, any Intellectual Property from, the United States Patent and Trademark Office, the United States Copyright Office or any other Governmental Authority on any date during the immediately preceding Fiscal Quarter, including, to the extent applicable, the date of such filing, registration or issuance, the application, registration or issuance number, and the title of such Intellectual Property, (c) promptly execute such documents as Lender may reasonably request for Lender to maintain the priority and perfection of its Liens in such Intellectual Property, and, upon the request of Lender, either deliver such documents to Lender or file such documents with the United States Patent and Trademark Office, the United States Copyright Office or any other applicable Governmental Authority, and (d) provide Lender with (i) copies of any and all applications, registrations or issuances described in this Section 1.11, including any exhibits thereto, and (ii) evidence of filing of any documents requested by Lender as set forth in Section 1.11(c) herein, including the date of such filing. Each Credit Party shall, and shall cause its Subsidiaries to, (1) protect, defend and maintain the validity and enforceability of each item of Intellectual Property that is material to the conduct of the business of Borrower and its Subsidiaries taken as a whole, (2) promptly advise Lender in writing of any activities of third parties of which any Responsible Officer is or becomes aware that actually or potentially infringe, misappropriate or otherwise violate any Intellectual Property that is material to the conduct of the business of Borrower and its Subsidiaries and (3) not allow any Intellectual Property that is material to the conduct of the business of Borrower and its Subsidiaries taken as a whole to be abandoned, forfeited or dedicated to the public without the written consent of Lender.

SECTION 6.12 Books and Records. Borrowers shall, and shall cause each of their Subsidiaries to, keep proper records of all material transactions and maintain their respective books and records in accordance with GAAP and any other applicable laws and accounting requirements.

SECTION 6.13 FCPA; Sanctions.

(a) Borrowers shall not, and shall cause each of their Subsidiaries not to use the proceeds of the Loan in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the Foreign Corrupt Practices Act of 1977, as amended or a similar law of any jurisdiction in which the Borrower conduct their business and to which they are lawfully subject, or any other applicable anti-corruption provision.

(b) Borrowers shall not, and shall cause each of their Subsidiaries not to use the proceeds of the Loan, or lend, contribute, or otherwise make available such proceeds to any subsidiary, Joint Venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person.

SECTION 6.14 Use of Proceeds. Borrowers shall use the proceeds of the Loan, to (i) first, repay the Prior Indebtedness in accordance with the Pay-off Agreements, and (ii) then, for working capital and general corporate purposes of the Borrowers and their Subsidiaries, including the payment of certain fees and expenses incurred in connection with the Transactions and this Agreement.

SECTION 6.15 First Lien Debt; Etc. Promptly following receipt thereof, Borrower shall deliver copies of any written notices and/or reports (including notices of default or acceleration) sent by or received from any Borrower or any counterparty, holder or trustee of, under or with respect to the First Lien Debt.

SECTION 6.16 Post-Closing Matters. Notwithstanding the delivery requirements set forth in the Loan Documents, the parties hereto hereby agree to timing requirements in respect of the deliveries of the items set forth on Schedule 6.16 (collectively, the “Outstanding Items”), and notwithstanding anything to the contrary contained herein or in any other Loan Document, Borrowers shall deliver or otherwise satisfy each Outstanding Item to Lender in the form, manner and time set forth thereon for such Outstanding Item, or as Lender may otherwise agree in its sole discretion. Failure to comply with this Section shall result in an immediate Event of Default.

ARTICLE VII

NEGATIVE COVENANTS

Until all of the Obligations (other than contingent, indemnification obligations not then due) have been paid and satisfied in full in cash, Borrowers will not, and will not permit any of their Subsidiaries to:

SECTION 7.1 Indebtedness. No Borrower shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations;

(a) unsecured Indebtedness (w) consisting of intercompany advances of any Borrower to the other Borrower arising from the Borrowers’ cash management, tax and accounting operations or intercompany loans having a term not exceeding 364 days (inclusive of any rollover or extension of terms) and made in the ordinary course of business, (x) of any Borrower to any other Borrower or any Subsidiary of any Borrower, (y) of any Subsidiary of any Borrower to another Subsidiary of the Borrower, and (z) of any Subsidiary of any Borrower to any Borrower;

(b) Indebtedness incurred by Borrowers or any of their Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price, earn-outs, incentive, non-compete, consulting arrangements, deferred compensation and other similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of any such Borrower or any such Subsidiary pursuant to such agreements, in each case, in connection with Permitted Acquisitions;

(c) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal, letter of credit reimbursement obligations or similar obligations incurred in the ordinary course of business and not in connection with a Permitted Acquisition;

(d) (i) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit or securities accounts, (ii) Indebtedness arising from or the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, and (iii) customary cash management services permitted under Section 6.10;

(e) Unsecured guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Borrowers and their Subsidiaries;

(f) (i) Guaranties by any Borrower of Indebtedness of another Borrower, (ii) guaranties by a Subsidiary of Borrower of Indebtedness of a Borrower, (iii) guaranties by any Subsidiary of Borrower of any Indebtedness of another Subsidiary of Borrower and (iv) unsecured guaranties by any Borrower or any Subsidiary of any Borrower of Indebtedness of any Subsidiary in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;

(g) Indebtedness in existence on the Closing Date and described in Schedule 7.1, and any extensions, renewals or replacements of such Indebtedness; provided that, any such extending, refinancing, replacement or renewal Indebtedness does not exceed the principal amount of the Indebtedness being renewed, replaced, extended or refinanced (other than with respect to the amount of accrued interest, fees and other premiums);

(h) Indebtedness, in an aggregate amount not to exceed $5,000,000 at any time outstanding, (w) incurred to finance the acquisition, construction or improvement of fixed or capital assets and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof (including Capital Leases), (x) consisting of purchase money Indebtedness, (y) incurred in connection with sale and leaseback transactions, and (z) with respect to Permitted Acquisitions; provided that any such Indebtedness (i) shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness (together with improvements, accessions, proceeds in respect thereof and assets fixed or appurtenant thereto) and (ii) if in the form of a Capital Lease shall only be secured by the asset subject to such Capital Lease (together with improvements, accessions, proceeds in respect thereof and assets fixed or appurtenant thereto);

(i) Indebtedness arising in connection with endorsement of instruments for collection or deposit in the ordinary course of business;

(j) Indebtedness owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business;

(k) Indebtedness under swap agreements (including, without limitation, forward, spot or future contracts) for purposes of hedging interest rates or foreign exchange, in each case entered into not for speculative purposes and in the ordinary course of business; provided that (i) such swap agreements relate to payment obligations or Indebtedness permitted to be incurred under this Agreement and (ii) the notional principal amount of such swap agreements at the time incurred does not exceed the principal amount of Indebtedness or other obligations to which such swap agreements relate;

(l) Indebtedness of any Person that becomes a Subsidiary after the Closing Date; provided that (x) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, (y) such Indebtedness shall be secured only by the assets acquired (together with improvements, accessions, proceeds in respect thereof and assets fixed or appurtenant thereto) and (z) the aggregate amount of all such Indebtedness at any time outstanding does not exceed $5,000,000;

(m) Indebtedness not for borrowed money or for any financing purpose representing customer deposits or advance payments;

(n) Indebtedness incurred in the ordinary course of business pursuant to corporate credit cards;

(o) Subordinated Indebtedness;

(p) (i) First Lien Debt existing on the Closing Date and (ii) any Permitted First Lien Refinancing; and

(q) other Indebtedness of Borrowers and its Subsidiaries, in an aggregate amount not to exceed in the aggregate at any time the greater of (x) $7,500,000 and (y) 25% of the Consolidated Adjusted EBITDA of Borrowers and their Subsidiaries.

SECTION 7.2 Liens. No Borrower shall, nor shall it permit any of its Subsidiaries to create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind of any Borrower or any of its Subsidiaries, whether now owned or hereafter acquired or licensed, or any income, royalties or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, royalties or profits under the UCC of any State or under any similar recording or notice statute or under any applicable Intellectual Property laws, rules or procedures, except:

(a) Liens in favor of the Lender granted pursuant to any Loan Document;

(b) Liens for unpaid Taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent by more than 15 days or are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP to the extent required by GAAP, or (ii) do not have priority over the Liens securing the Obligations;

(c) statutory Liens of landlords, banks (and rights of set-off), carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet delinquent, or (ii) for amounts that are delinquent and that (in the case of any such amounts delinquent for a period in excess of 15 days) are being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP to the extent required by GAAP shall have been made for any such contested amounts;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e) easements, rights-of-way, restrictions, encroachments, zonings and other restrictions, building codes, land use laws, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries;

(f) any interest or title of a lessor or sublessor, licensor or sub-licensor under any lease or license permitted hereunder that is granted or entered into in the ordinary course of business and does not interfere in any material respect with the ordinary conduct of business of the Borrowers and their Subsidiaries taken as a whole;

(g) Liens in favor of any escrow agent or seller solely on and in respect of any cash earnest money deposits made by Borrowers or any of their Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(j) (i) non-exclusive licenses (and covenants not to assert) or sublicenses of property and (ii) licenses or sublicenses which may be exclusive in certain respects (such as geography) but which do not (and would not reasonably be expected to result in) a transfer of title, in each case, granted by the Borrowers in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of Borrowers and their Subsidiaries taken as a whole;

(k) Liens existing as of the Closing Date described in Schedule 7.2 (including First Lien Debt existing on the Closing Date) and any Permitted First Lien Refinancing;

(l) Liens securing purchase money Indebtedness permitted pursuant to Section 7.1(h); provided that, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness (together with improvements, accessions, proceeds in respect thereof and assets fixed or appurtenant thereto);

(m) Liens consisting of judgment or judicial attachment liens not giving rise to a Default or Event of Default and in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions, if applicable;

(n) Liens in favor of collecting banks arising under Section 4-208 or 4-210 of the UCC;

(o) Liens that are contractual rights of set off relating to purchase orders and other agreements entered into with customers of Borrowers or any of their Subsidiaries in the ordinary course of business;

(p) Liens consisting of security deposits or cash collateral in connection with leases, subleases, sublicenses, use and occupancy agreements, utility services and similar transactions, including standby letters of credit, entered into by the applicable Borrower or in the ordinary course of business and not required as a result of any breach of any agreement or default in payment of any obligation;

(q) Liens existing on any property or asset prior to the acquisition thereof by the Borrowers or any of their Subsidiaries or existing on any property or asset of any Person that is merged or consolidated with or into the Borrowers or any of their Subsidiaries or becomes a Subsidiary after the Closing Date prior to the time such Person is so merged or consolidated or becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower, and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary (and any permitted refinancing, replacement, or extension thereof), as the case may be;

(r) Liens securing Indebtedness permitted under Section 7.1(j) and attaching solely to the proceeds of the applicable insurance policy;

(s) Liens consisting of customary contractual or statutory or common law rights of set-off relating to (i) the establishment of depository relations or securities accounts in the ordinary course of business with banks or financial institutions where the any Borrower or any of their Subsidiaries maintain deposits (other than deposits intended as cash collateral) not given in connection with the issuance of Indebtedness or (ii) pooled deposit or sweep accounts of the Borrowers and any of their Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrowers and their Subsidiaries;

(t) cash collateral or deposits securing corporate credit card obligations permitted by Section 7.1(n) in an aggregate amount not to exceed $1,000,000 at any time outstanding;

(u) Liens securing Indebtedness permitted under Section 7.1(p); provided that any such Liens on the Fubo Collateral shall be subordinated to the Liens of Lender pursuant to the Intercreditor Agreement; and

(v) additional Liens incurred by the Borrowers and Subsidiaries so long as at the time of incurrence of the obligations secured thereby the aggregate outstanding principal amount of Indebtedness and other obligations secured thereby do not exceed $1,000,000 at any time outstanding.

SECTION 7.3 No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness, (b) customary prohibitions, restrictions and conditions contained in agreements relating to any permitted Indebtedness or any Disposition or Asset Sale pending such Disposition or Asset Sale, (c) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, subleases, licenses, sublicenses and other agreements entered into in the ordinary course of business, (d) customary net worth provisions or similar financial maintenance provisions contained in leases, subleases, licenses, sublicenses and other contracted entered into in the ordinary course of business, (e) restrictions applicable to a Subsidiary at the time the Subsidiary first becomes a Subsidiary of any Borrower, so long as such restrictions were not entered into in contemplation of such Person becoming a Subsidiary of a Borrower, (f) customary provisions in joint venture agreements applicable to permitted Joint Ventures so long as they are (i) applicable solely to such permitted Joint Venture or (ii) were not entered into or agreed for purposes of avoiding any of the restrictions in this Agreement or the other Loan Documents, (g) encumbrances or restrictions existing under or by reason of any Applicable Law, and (h) restrictions contained in the Loan Documents, no Borrower nor any of their Subsidiaries shall enter into any agreement that conditions or restricts the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations or requires the consent of other Persons in connection with the foregoing.

SECTION 7.4 Restricted Payments. No Borrower shall, nor shall it permit any of its Subsidiaries to, directly or indirectly (x) declare, order, pay or make any Restricted Payment or set apart any sum for any Restricted Payment, or (y) agree to declare, order, pay or make any Restricted Payment or set apart any sum for any Restricted Payment, except:

(a) Restricted Payments made by a Borrower to any other Borrower and Restricted Payments made by any Subsidiary to any Borrower or any other Subsidiary;

(b) Borrowers may declare and pay dividends or make other distributions ratably to its equity holders;

(c) Borrowers may declare and pay dividends, whether in Cash or Capital Stock, to holders of its Capital Stock to the extent required by the terms of such Capital Stock as in effect on the date hereof;

(d) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, Borrowers may purchase Capital Stock or options in respect of Capital Stock from present or former directors, officers, consultants, or employees (or their respective spouses, ex-spouses, or estates) of any Borrower or any Subsidiary upon the death, disability, retirement, severance, or termination of employment of such director, officer, consultant or employee; provided that the aggregate cash amount of payments made pursuant to this Section 7.4(d) during any Fiscal Year shall not exceed in the aggregate the sum of (a) $1,000,000 plus (b) the aggregate amount, if any, of Restricted Payments permitted to be made, but not made, pursuant to this Section 7.4(d) during the immediately preceding Fiscal Year;

(e) Borrowers may (i) make Restricted Payments on their Capital Stock that are deemed to occur upon the exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants and (ii) make Restricted Payments in connection with the retention of Capital Stock in payment of withholding taxes in connection with equity-based compensation plans to the extent that net share settlement arrangements are deemed to be repurchases;

(f) the conversion or exercise of equity and debt securities (including warrants, options and convertible debt securities otherwise permitted under Section 7.1) into other equity securities (other than Disqualified Capital Stock) pursuant to the terms of such convertible securities and the payment of cash in lieu of fractional shares in connection therewith;

(g) Restricted Payments deemed to occur upon the settlement of any Swap Agreements not otherwise prohibited hereunder;

(h) payments made using solely Capital Stock of a Borrower or made using the proceeds of, or in exchange for, a substantially contemporaneous issuance of Capital Stock of a Borrower (either by way of a substantially contemporaneous exchange or use of proceeds or pursuant to a repurchase plan established substantially contemporaneously with the issuance of such Capital Stock);

(i) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, any Borrower or any Subsidiary of Borrower may make other Restricted Payments in an aggregate amount not to exceed the sum of (a) $1,000,000 plus (b) the aggregate amount, if any, of Restricted Payments permitted to be made, but not made, pursuant to this Section 7.4(i) during the immediately preceding Fiscal Year; and

(j) so long as no Default or Event of Default shall have occurred and be continuing, the Borrowers repayment of subordinated obligations below the Threshold Amount during the three (3) Business Day cure period provided for in Section 8.1(n).

SECTION 7.5 Restrictions on Subsidiary Distributions. Except as provided herein, no Borrower shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by any Borrower or any other Subsidiary of Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to any Borrower or any other Subsidiary of Borrower, (c) make loans or advances to any Borrower or any other Subsidiary of Borrower, or (d) transfer any of its property or assets to any Borrower or any other Subsidiary of Borrower other than restrictions (i) in agreements evidencing Indebtedness permitted by Section 7.1, (ii) by reason of customary provisions restricting assignments, subletting or other transfers and customary net worth provisions or similar financial maintenance provisions or other customary provisions, in each case, contained in leases, subleases, licenses, sublicenses, joint venture agreements and other agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement, (iv) restrictions binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of a Borrower, so long as such agreements were not entered into in contemplation of such Person becoming a Subsidiary of a Borrower and such restrictions apply only to such Subsidiary, and (v) restrictions in agreements governing Excluded Accounts and cash or other deposits made in the ordinary course of business and otherwise permitted under Section 7.2.

SECTION 7.6 Investments. No Borrower shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except:

(a) Investments in cash and Cash Equivalents;

(b) equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in any wholly-owned Guarantor;

(c) Investments (i) received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Borrowers and their Subsidiaries;

(d) intercompany loans and guarantees to the extent permitted under Section 7.1;

(e) loans and advances to employees, officers and directors of Borrower and its Subsidiaries made in the ordinary course of business in an aggregate amount for all such loans and advances made under this Section 7.6(e), not to exceed $1,000,000 at any time outstanding;

(f) Investments consisting of Permitted Acquisitions and Investments held by any Person acquired in any Permitted Acquisition at the time of such Permitted Acquisition (and not acquired in contemplation of such Permitted Acquisition);

(g) Investments described in Schedule 7.6;

(h) Investments to the extent constituting Indebtedness permitted under Section 7.1;

(i) Reasonable and customary advances to officers, directors and employees of the Borrowers and their Subsidiaries in an aggregate amount not to exceed $1,000,000 at any time outstanding, for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business;

(j) Investments (i) by any Borrower, (ii) by any Subsidiary in the case of this clause (ii) in an aggregate amount not to exceed $5,000,000 at any time outstanding (Investments in effect as of the Closing Date shall not count towards the calculation of the aforementioned $5,000,000 threshold);

(k) accounts receivable and extensions of trade credit arising in the ordinary course of business;

(l) Investments in deposit or securities accounts opened or maintained in the ordinary course of business and containing only cash, Cash Equivalents or other Investments permitted by this Section 7.6 (without reference to this Section 7.6(l));

(m) Investments consisting of transactions permitted by Section 7.7;

(n) Investments made with Capital Stock (other than Disqualified Capital Stock) of a Borrower or with the net proceeds of any substantially concurrent issuance of Capital Stock (other than Disqualified Capital Stock) of such Borrower;

(o) Investments consisting of Swap Agreements (including, without limitation, forward, spot or future contracts) for purposes of hedging interest rates or foreign exchange, in each case, entered into not for speculative purposes in the ordinary course of business;

(p) Investments in the ordinary course of business, including (i) endorsements of negotiable instruments for collection or deposit, (ii) cash or other deposits otherwise permitted under Sections 7.1 and 7.2, and (iii) cash earnest money deposits made by a Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement not otherwise prohibited hereunder;

(q) Cash Investments in Permitted Joint Ventures in an aggregate amount not to exceed the greater of $5,000,000 and 25% of the Consolidated Adjusted EBITDA of the Borrowers and their Subsidiaries at any time outstanding; and

(r) other Investments in an aggregate amount not to exceed at any time the greater of (x) $5,000,000 and (y) 25% of the Consolidated Adjusted EBITDA of Borrowers and their Subsidiaries at any time outstanding.

For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, less any return of capital actually received by any Borrower or their Subsidiaries in cash in the form of dividends and distributions, without adjustment for subsequent increases or decreases in the value of such Investment.

SECTION 7.7 Fundamental Changes; Disposition of Assets; Acquisitions. No Borrower shall, nor shall it permit any of its Subsidiaries to, consummate any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), license or sublicense (as licensor or sublicensor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired (each, a “Disposition”), or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business ) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a) any Subsidiary of a Borrower may be merged, consolidated or amalgamated with or into a Borrower or any Person that is a Guarantor or will become a Guarantor contemporaneously therewith (including a merger, the purpose of which is to reorganize Borrower into a new jurisdiction in the United States), or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, in all cases to any Borrower or any Guarantor; provided that, (i) in all instances a Borrower shall be the continuing or surviving Person;

(b) any Subsidiary may be merged, consolidated or amalgamated with or into any other Subsidiary (or any Person that will become a Subsidiary contemporaneously therewith) and any Subsidiary may convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets to another Subsidiary;

(c) Asset Sales; provided that, (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Borrower (or similar governing body)), and (2) no less than 50% thereof shall be paid in cash or Cash Equivalents;

(d) Dispositions of inventory, obsolete, worn out or surplus equipment and the lapse, abandonment, or other Disposition of immaterial Intellectual Property that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or no longer used or useful in the ordinary course of Borrowers’ and their Subsidiaries’ business, taken as a whole or otherwise uneconomical to prosecute or maintain;

(e) Permitted Acquisitions;

(f) Liens incurred in accordance with Section 7.2, Investments made in accordance with Section 7.6, and Restricted Payments made in accordance with Section 7.4, in each case, other than by reference to this Section 7.7(f);

(g) (i) non-exclusive licenses or sub-licenses (and other licenses or sub-licenses that may be exclusive in certain respects (such as geography) but which could not reasonably be expected to result in a transfer of title) of property granted by Borrowers or any of their Subsidiaries and not interfering in any respect with the ordinary conduct of the business of Borrowers and their Subsidiaries, taken as a whole and (ii) exclusive licenses on arms-length terms and conditions so long as the license agreement requires (a) the counterparty to such license to assign any Intellectual Property created or owned by such counterparty that is an advancement, development, improvement, modification or other derivative of the Intellectual Property licensed by any Borrower or Subsidiary back to such Borrower or any other Borrower or Subsidiary and (b) the counterparty not to acquire title in or own any of the Intellectual Property licensed by Borrowers or any of their Subsidiaries;

(h) the use or transfer of cash or Cash Equivalents in the ordinary course of business in a manner not otherwise prohibited by this Agreement and conversions of Cash Equivalents into cash or other Cash Equivalents;

(i) the sale, assignment, lease, conveyance, transfer or other Disposition of property by (i) Borrower or any Subsidiary of Borrower to any Borrower, (ii) any Subsidiary of Borrower to any other Subsidiary of Borrower; provided that, with respect to this clause (ii), the fair market value of such assets shall not exceed $5,000,000 in the aggregate during the term of this Agreement;

(j) Dispositions resulting from a casualty event or other insured damage to, or any taking under power of eminent domain or required by condemnation or similar proceeding of any property or asset of a Borrower or any Subsidiary of Borrower; and

(k) Dispositions, discounts or forgiveness of delinquent Accounts in connection with the compromise, settlement or collection thereof (and not as part of any financing transaction), in the ordinary course of business;

(l) any Subsidiary may merge, amalgamate, or consolidate with any other Person in order to effect a Permitted Acquisition; provided, that the continuing or surviving Person shall be a Subsidiary of a Borrower and shall have complied with the requirements of Section 6.8;

(m) (i) the sale or issuance of Capital Stock of any Borrower to any Person; (ii) the sale or issuance of Capital Stock of any Subsidiary of any Borrower to any Borrower provided that no material cash consideration is paid to any such Subsidiary issuing Capital Stock that is not a Borrower; and (iii) the sale or issuance of the Capital Stock of any Subsidiary to any other Subsidiary;

(n) leases, subleases, licenses, or sublicenses of real or personal property in the ordinary course of business;

(o) other Asset Sales and Dispositions, the proceeds of which (valued at the principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds), when aggregated with the proceeds of all other Asset Sales and/or Dispositions made in reliance on this clause (o), are less than $5,000,000; and

(p) the Facebank AG Sale and the transactions directly related to the Facebank AG Sale.

To the extent any Collateral is disposed of as expressly permitted by this Section 7.7 to any Person that is not a Borrower or Subsidiary, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Lender shall, and shall be authorized to, take any actions reasonably requested by the Borrower to evidence the termination of any Liens granted on such Collateral.

SECTION 7.8 Transactions with Affiliates. No Borrower shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower; provided that, the Borrowers and their Subsidiaries may enter into or permit to exist any such transactions if (i) such transaction is not otherwise prohibited by this Agreement and (ii) the terms of such transaction are not less favorable to Borrower or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not an Affiliate of Borrower; provided, further, that the foregoing restrictions shall not apply to (a) any transaction between Borrowers and any transaction between Subsidiaries; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Borrower and its Subsidiaries; (c) compensation arrangements for officers and other employees of Borrower and its Subsidiaries entered into in the ordinary course of business (including bonuses and other customary benefits such as retirement, health insurance, stock option plans, and other benefit plans); (d) ordinary course trade payables of Borrower and/or its Subsidiaries that are held by Affiliates of Borrower from time to time; (e) any issuance or sale by Borrower of any Capital Stock (other than Disqualified Capital Stock) of Borrower, (f) any transactions expressly permitted by Sections 7.1, 7.4, 7.6 or 7.7 (g) transactions existing as of the Closing Date, (h) transactions involving aggregate payments of less than $1,000,000, (i) bridge loan financings consisting of Subordinated Indebtedness, and (j) other transactions in an aggregate amount not to exceed $2,500,000 in any Fiscal Year.

SECTION 7.9 Conduct of Business. From and after the Closing Date, no Borrower shall, nor shall it permit any of its Subsidiaries to, engage in any business other than the businesses engaged in by such Borrower or Subsidiary, as applicable, on the Closing Date and activities reasonably related, incidental or ancillary thereto and reasonable extensions thereof.

SECTION 7.10 Amendments or Waivers with respect to Subordinated Indebtedness. No Borrower shall, nor shall it permit any of its Subsidiaries to, without the prior written consent of the Lender, amend or otherwise change the terms of any Subordinated Indebtedness in any manner prohibited by the intercreditor or subordination agreement applicable thereto.

SECTION 7.11 Fiscal Year. Borrowers shall not change their Fiscal Year end from December 31 without five (5) days’ prior written notice to Lender.

SECTION 7.12 Deposit Accounts. No Borrower shall establish or maintain a Deposit Account (other than Excluded Accounts) that is not a Controlled Account and no Borrower shall deposit proceeds in a Deposit Account (other than Excluded Accounts) which is not a Controlled Account; provided, that the foregoing shall not apply to (i) any Excluded Accounts, (ii) any account that does not at any time contain more than $100,000 (or $1,000,000 in the aggregate for all such accounts excluded pursuant to this clause (ii)).

SECTION 7.13 Amendments to Organizational Agreements. Without the prior written consent of the Lender, no Borrower shall amend or permit any amendments to any Subsidiary’s Organizational Documents that is materially adverse to the interests of Lender with respect to its rights as a secured creditor under this Agreement.

SECTION 7.14 Changes in Name and Jurisdiction of Organization. No Borrower shall, and no Borrower shall suffer or permit any of its Subsidiaries to, (i) change its legal name as it appears in official filings in its jurisdiction of organization or (ii) change its jurisdiction of organization, in each case, without at least three (3) days’ prior written notice to the Lender (or such shorter period as agreed to by the Lender in its sole discretion). Notwithstanding anything to the contrary contained herein, in no event shall any Borrower be permitted to engage in any transaction pursuant to which it is reorganized or reincorporated in any jurisdiction other than a state of the United States or the District of Columbia.

SECTION 7.15 Sanctions; Anti-Money Laundering Laws; Anti-Corruption Laws. No Borrower shall, nor shall it permit any of its Subsidiaries to, directly or indirectly:

(a) engage in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated in any applicable law, regulation or other binding measure by the Organisation for Economic Cooperation and Development’s Financial Action Task Force on Money Laundering or violate these laws or engage in these actions.

(b) use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any Sanctioned Person.

(c) use the proceeds of any Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977.

SECTION 7.16 Modifications of First Lien Debt. No Borrower shall, nor shall it permit any of its Subsidiaries to amend, modify, waive or supplement (or permit the modification, amendment, waiver or supplement of) any of the terms or provisions of any First Lien Debt Document, other than amendments, modifications and waivers permitted by the terms of the Intercreditor Agreement.

SECTION 7.17 Financial Covenants.

(a) Minimum Revenue. Borrowers shall not permit the Consolidated Revenue as of the last day of each Fiscal Year beginning with the Fiscal Year ending December 31, 2020, and for each Fiscal Year thereafter, to be less than Seventy-Five Million and No/100 Dollars ($75,000,000).

(b) Minimum Liquidity. FaceBank shall not permit its Liquidity to be less than Three Million and No/100 Dollars ($3,000,000) at any time.

(c) Minimum Subscriber Level. Borrowers shall achieve as of the last day of any Fiscal Year set forth below, beginning with the Fiscal Year ending December 31, 2020, a Subscriber Level that is not less than the correlative minimum Subscriber Level listed below

Period	Minimum Subscriber Level
Fiscal Year ending December 31, 2020	100,000
Fiscal Year ending December 31, 2021	150,000
Fiscal Year ending December 31, 2022	200,000

ARTICLE VIII

DEFAULT AND REMEDIES

SECTION 8.1 Events of Default. Each of the following shall constitute an Event of Default:

(a) Default in Payment of Principal of Loan. Borrowers shall default in any payment of principal of the Loan when and as due (whether at maturity, by reason of acceleration or otherwise).

(b) Other Payment Default. Borrowers shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on the Loan or the payment of any other Obligation, and such default shall continue for a period of seven (7) days.

(c) Misrepresentation. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any Subsidiary thereof in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any Subsidiary thereof in this Agreement, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made .

(d) Default in Performance of Certain Covenants. Borrower shall default in the performance or observance of any covenant or agreement contained in Sections 6.1, 6.14, 6.15, 6.16, or Article VII, or, after the passage of a seven (7) Business Day cure period, Borrower shall default in the performance or observance of any covenant or agreement contained in Sections 6.2 or 6.5, and such cure period shall begin on the date that the Lender delivers written notice thereof to the Borrowers.

(e) Default in Performance of Other Covenants and Conditions. Any Borrower or any Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for in this Section) or any other Loan Document and such default shall continue for a period of thirty (30) days after the Lender’s delivery of written notice thereof to the Borrowers, provided, however, that if a Responsible Officer of Borrower had knowledge thereof, then the aforementioned period of thirty (30) days shall be reduced to ten (10) days.

(f) Indebtedness Cross-Default. Any Borrower or any Subsidiary thereof shall (i) default in the payment of any Indebtedness (other than the Loans or the First Lien Debt) the aggregate outstanding amount of which Indebtedness is in excess of the Threshold Amount beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans or the First Lien Debt) the aggregate outstanding amount of which Indebtedness is in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, any such Indebtedness to become due prior to its stated maturity (any applicable grace period having expired) or (iii) any default shall occur under the terms of the First Lien Debt Documents (x) which default results in all or any part of the First Lien Debt being accelerated and becoming due and payable prior to the stated maturity thereof, or (y) as a result of the failure of the Borrower to make any principal, interest or other payment required in respect of the First Lien Debt and such principal, interest or other payment default remains uncured beyond the period of grace if any, provided in the First Lien Credit Agreement (as in effect on the Closing Date).

(g) Other Cross-Defaults. Any Borrower or any Subsidiary thereof shall default in the payment when due, or in the performance or observance, of any obligation or condition of any Material Contract subject to any applicable cure period provided for therein.

(h) Change in Control. Any Change in Control shall occur.

(i) Voluntary Bankruptcy Proceeding. Any Borrower or any Subsidiary thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

(j) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Borrower or any Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any Borrower or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

(k) Failure of Agreements. Any provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on any Borrower or any Subsidiary thereof party thereto or the Borrower or any Subsidiary thereof shall so state in writing, or any Loan Document shall for any reason cease to create a valid and perfected first priority Liens on the FaceBank Collateral and second priority Liens on the Fubo Collateral (subject only to the prior Lien securing the First Lien Debt for so long as such First Lien Debt remains subject to the Intercreditor Agreement or secures any Permitted First Lien Refinancing and other Permitted Liens), or security interest in, any of the Collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof, in each of the aforementioned cases after the passage of a three (3) Business Day cure period, and such cure period shall begin on the date that the Lender delivers written notice thereof to the Borrowers.

(l) ERISA Events. The occurrence of any of the following events: (i) Any Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Sections 412 or 430 of the Code, any Borrower or any ERISA Affiliate is required to pay as contributions thereto and are in excess of the Threshold Amount, (ii) a Termination Event or (iii) any Borrower or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding the Threshold Amount.

(m) Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments or orders (net of any amounts paid or fully covered by independent third party insurance as to which the relevant insurance company does not dispute coverage) to exceed the Threshold Amount shall be entered against any Borrower or any Subsidiary thereof by any court and such judgment or order shall continue without having been discharged, vacated or stayed for a period of thirty (30) consecutive days after the entry thereof.

(n) Subordinated Obligations. Any trustee for, or any holder of, any obligations subordinated to the Obligations asserts in writing that any such subordinated obligations (or any portion thereof) is not subordinated to the Obligations in accordance with the applicable subordination provisions (after the passage of a three (3) Business Day cure period, and such cure period shall begin on the date that the holder of such subordinated obligations delivers such assertion in writing to Lender, Borrower or any of their Subsidiaries or Affiliates, provided, however, that if the holder of such subordinated obligations delivers such assertion in writing to Lender then the aforementioned cure period shall begin on the date that the Lender delivers such assertion in writing to the Borrower); or any event occurs which gives the holder or holders of such subordinated obligations (or any agent or trustee on its or their behalf) the right to declare such subordinated obligations due before the date on which it otherwise would become due, or the right to require the issuer thereof, to redeem, purchase or otherwise defease, or offer to redeem, purchase or otherwise defease, all or any portion of any subordinated obligations, or a final judgment is entered by a court of competent jurisdiction that such subordinated obligations (or any portion thereof) is not subordinated in accordance with the applicable subordination provisions to the Obligations.

(o) CAM Note. CAM provides written notice to Pulse Evolution with respect to the occurrence of an uncured event of default under that certain secured promissory note issued by Pulse Evolution to CAM on April 15, 2016, in the original principal balance of $2,700,000, and demands repayment of the amounts owed under the aforementioned note.

SECTION 8.2 Remedies. Upon the occurrence of an Event of Default, Lender may, by notice to Borrowers:

(a) Acceleration. Declare the principal or and interest on the Loan at the time outstanding and all other amounts owed to Lender under this Agreement or any of the other Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without additional presentment, demand, protest or other notice of any kind, all of which are expressly waived by Borrowers, anything in this Agreement or the other Loan Documents to the contrary notwithstanding; provided, that upon the occurrence of an Event of Default specified in Section 8.1(i) or (j), all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by Borrowers, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b) General Remedies. Exercise all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Obligations. Borrowers acknowledge and agree that Lender, in furtherance of the exercise of their rights and remedies hereunder upon the occurrence of an Event of Default, may engage Persons in possession of all required Permits to operate and manage the business of any Borrower, and that any sale of or foreclosure upon the Collateral may be made to or with the assistance of a properly licensed and approved Person in accordance with the terms and conditions of the Loan Documents upon the occurrence of such an Event of Default; provided, that any such sale or foreclosure shall at all times comply with all applicable laws.

SECTION 8.3 Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of Lender set forth in this Agreement is not intended to be exhaustive and the exercise by Lender of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing among the Borrowers, Lender or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

SECTION 8.4 Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 8.2 or Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received by Lender upon the Obligations and all net proceeds from the enforcement of the Obligations shall, subject to the Intercreditor Agreement, be applied:

First, to payment of that portion of the Obligations constituting any fees, indemnities, expenses and other amounts, including attorney fees;

Second, to payment of that portion of the Obligations constituting accrued and unpaid interest and unpaid principal on the Protective Advances to Lender;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loan;

Fourth, to payment of that portion of the Obligations constituting unpaid principal on the Loan; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrowers or as otherwise required by Applicable Law.

SECTION 8.5 Lender May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to Borrower, Lender (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Lender shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lender (including any claim for the reasonable compensation, expenses, disbursements and advances of Lender and its agents and counsel and all other amounts due Lender under Sections 3.3 and 9.3) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

SECTION 8.6 Credit Bidding. Lender shall have the right to credit bid and purchase all or any portion of Collateral at any sale thereof conducted by Lender under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by Lender (whether by judicial action or otherwise) in accordance with Applicable Law

ARTICLE IX

MISCELLANEOUS

SECTION 9.1 Notices.

(a) Notices Generally. Except as provided in paragraph (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

If to FaceBank:

FaceBank Group, Inc.

1330 Avenue of the Americas

New York, NY 10019

Attention of: Simone Nardi

E-mail: snardi@fubo.tv

with a copy to:

Anthony L.G. PLLC

625 N Flagler Drive, #600 West Palm Beach, FL 33401

Attention of: Laura Anthony, Esq.

E-mail: lanthony@anthonypllc.com

If to Fubo:

fuboTV Inc.

1330 Avenue of the Americas

New York, NY 10019

Attention of: Simone Nardi

E-mail: snardi@fubo.tv

with a copy to:

Anthony L.G. PLLC

625 N Flagler Drive, #600

West Palm Beach, FL 33401

Attention of: Laura Anthony, Esq.

E-mail: lanthony@anthonypllc.com

If to Lender:

Access Road Capital

c/o The Forest Road Company

110 Leroy Street

New York, New York 10014

Attention: Will French

E-Mail: will@forestroadco.com

with a copy to:

Jones Walker LLP

201 St. Charles Avenue, Suite 5100

New Orleans, LA 70170

Attention of: J. Marshall Page, III

E-mail: mpage@joneswalker.com

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to Lender hereunder may be delivered or furnished by electronic mail as follows: (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Lender’s Office. Lender hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrowers, as Lender’s Office referred to herein, to which payments due are to be made.

(d) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.2 Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or only in a written agreement executed by the Lender and the other parties to such Loan Document. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be waived by Lender, and any consent given by the Lender, if, but only if, such amendment, waiver or consent is in writing signed by Lender.

SECTION 9.3 Expenses; Indemnity.

(a) Costs and Expenses. Borrowers shall pay (i) $90,000.00 on or before the Closing Date for Lender’s expenses incurred for the preparation, negotiation, execution, and delivery of this Agreement and the other Loan Documents, (ii) all reasonable out of pocket expenses incurred by Lender (including the reasonable fees, charges and disbursements of any counsel or advisor (financial or otherwise) for Lender), and (iii) all reasonable fees and expenses, including reasonable attorney’s fees and fees and expenses of professional advisors (including reasonable out of pocket fees and expenses for any attorneys or professional advisors who may be employees of Lender), incurred by Lender in the enforcement of attempted enforcement of any of the Obligations or in preserving any of Lender’s rights and remedies (including, without limitation, all such reasonable fees and expenses incurred in connection with any “workout” or restructuring affecting the Loan Documentation or the Obligations or any bankruptcy or similar proceeding involving Borrowers).

(b) Indemnification by the Borrowers. Borrowers shall indemnify Lender and each Related Party (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims), damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel or advisor (financial or otherwise) for any Indemnitee), and shall indemnify and hold harmless, each Indemnitee from, and shall pay or reimburse any such Indemnitee for, all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including Borrowers but excluding such Indemnitee and its Related Parties), arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions, (ii) the Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrowers or any Subsidiary thereof, or any Environmental Claim related in any way to Borrowers or any Subsidiary, (iv) any actual claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrowers or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not Lender is a party thereto) and the prosecution and defense thereof, arising out of the Loan, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees as a result of the occurrence of an Event of Default, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no party shall assert, and each party hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d) Payments. All amounts due under this Section shall be payable promptly after demand therefor.

(e) Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

SECTION 9.4 Right of Setoff. If an Event of Default shall have occurred and be continuing, Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender, or any such Affiliate to or for the credit or the account of Borrowers against any and all of the obligations of Borrowers now or hereafter existing under this Agreement or any other Loan Document to Lender or any of its Affiliates, irrespective of whether or not Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrowers may be contingent or unmatured or are owed to a branch or office of Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that Lender or its Affiliates may have. Lender agrees to notify Borrowers promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.5 Governing Law; Jurisdiction, Etc.

(a) Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York, without application of the conflicts of laws provisions thereof.

(b) Submission to Jurisdiction. Each party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party or any Related Party in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in the Borough of Manhattan, and any federal court sitting in the Borough of Manhattan, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Waiver of Venue. Each party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 9.6 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.7 Reversal of Payments. To the extent Borrowers make a payment or payments to Lender or Lender receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by Lender.

SECTION 9.8 Injunctive Relief. Each party recognizes that, in the event such party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the other parties. Therefore, each party agrees that the other parties, at such other party’s option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

SECTION 9.9 Accounting Matters. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Lender shall so request, Lender, Lender and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 9.10 Successors and Assigns; Participations. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of Lender. Lender may at any time, without consent of Borrowers, assign to one assignee all of its rights and obligations under this Agreement, provided, however, that the Lender shall not assign or otherwise transfer their rights or obligations hereunder to an assignee if (i) an officer, director, member, or affiliate of the assignee would be deemed a “bad actor” as covered by Rule 506(d) of the Securities Act of 1933, as amended (and any such assignment or transfer shall be void) or (ii) the assignee is a competitor to the Borrowers in any business segment (and any such assignment or transfer shall be void) (provided, however, that the assignee may be an aforementioned competitor if the assignee is a state or national bank, state or federal savings and loan association, mutual savings bank, or state or federal credit union).

SECTION 9.11 Treatment of Certain Information; Confidentiality. Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any rating agency, regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document, or any action or proceeding relating to this Agreement or any other Loan Document, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrowers and their obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrowers or their Subsidiaries or the Loan or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loan, (h) with the consent of the Borrowers, to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Lender or any of its Affiliates on a nonconfidential basis from a source other than Borrowers or (k) to governmental regulatory authorities in connection with any regulatory examination of Lender or in accordance with Lender’s regulatory compliance policy if Lender deems necessary for the mitigation of claims by those authorities against Lender or any of its subsidiaries or affiliates. For purposes of this Section, “Information” means all information received from any Borrower or any Subsidiary thereof relating to any Borrower or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by any Borrower or any Subsidiary thereof; provided that, in the case of information received from any Borrower or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.12 Performance of Duties. Other than as specifically set forth herein, each of Borrower’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Borrower at its sole cost and expense.

SECTION 9.13 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to Lender and any Persons designated by Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied.

SECTION 9.14 Survival.

(a) All representations and warranties set forth in Article V and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lender or any borrowing hereunder.

(b) Notwithstanding any termination of this Agreement, the indemnities to which Lender is entitled under the provisions of this Article IX and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect Lender against events arising after such termination as well as before.

SECTION 9.15 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 9.16 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 9.17 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by Lender and when Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.18 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due or that have not yet arisen at such time) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 9.19 USA PATRIOT Act. Lender hereby notifies Borrowers that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies Borrowers, which information includes the name and address of Borrowers and other information that will allow Lender to identify Borrowers in accordance with the PATRIOT Act.

SECTION 9.20 Independent Effect of Covenants. Borrowers expressly acknowledge and agree that each covenant contained in Articles VI or VII hereof shall be given independent effect. Accordingly, Borrowers shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VI or VII, before or after giving effect to such transaction or act, if as a result such Borrower shall or would be in breach of any other covenant contained in Articles VI or VII.

SECTION 9.21 Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on any Borrower or any of their Subsidiaries or further restricts the rights of any Borrower or any of their Subsidiaries or gives Lender additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

SECTION 9.22 Joint and Several Liability.

(a) Joint and Several. Each Borrower hereby agrees that such Borrower is jointly and severally liable for the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to the Lender by each other Borrower pursuant to the terms of this Agreement and the other Loan Documents. Each Borrower agrees that its obligations hereunder shall not be discharged until indefeasible payment in full in cash of all Obligations has occurred and the commitments to lend hereunder have been terminated, and that its obligations under this Section 9.22 shall be absolute and unconditional, irrespective of, and unaffected by,

(i) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;

(ii) the absence of any action to enforce this Agreement (including this Section 9.22) or any other Loan Document or the waiver or consent by Lender with respect to any of the provisions thereof;

(iii) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by the Lender in respect thereof (including the release of any such security);

(iv) the insolvency of any Borrower or Guarantor; or

(v) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

(b) Waivers by Borrowers. Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel the Lender to marshal assets or to proceed in respect of the Obligations against any other Borrower or Guarantor, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower and the Lender that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 9.22 and such waivers, the Lender would decline to enter into this Agreement.

(c) Benefit of Joint and Several Obligations. Each Borrower agrees that the provisions of this Section 9.22 are for the benefit of the Lender and its respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and the Lender, the obligations of such other Borrower under the Loan Documents.

(d) Subordination of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, each Borrower hereby expressly and irrevocably subordinates to payment of the Obligations any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor with respect to any other Borrower or Guarantor until the Obligations are irrevocably paid in full in cash (other than contingent indemnification obligations not then due) and the commitments to lend hereunder have been terminated. Each Borrower acknowledges and agrees that this subordination is intended to benefit the Lender and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Section 9.22, and that the Lender and its successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 9.22(d).

(e) Election of Remedies. If the Lender may, under Applicable Law, proceed to realize its benefits under any of the Loan Documents giving the Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, the Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 9.22. If, in the exercise of any of its rights and remedies, the Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any Applicable Laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by the Lender, even if such action by the Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Lender.

(f) Limitation. Notwithstanding any provision herein contained to the contrary, each Borrower’s liability under this Section 9.22 shall be limited to an amount not to exceed as of any date of determination the amount that could be claimed by the Lender from such Borrower under this Section 9.22 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Borrower.

(g) Liability Cumulative. The liability of Borrowers under this Section 9.22 is in addition to and shall be cumulative with all liabilities of each Borrower to the Lender under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

ARTICLE X

Loan Guaranty

SECTION 10.1 Guaranty. Each Guarantor (other than those that have delivered a separate guaranty) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Lender, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations and all costs and expenses including, without limitation, all court costs and reasonable attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Lender in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, any Borrower, any Guarantor or any other guarantor of all or any part of the Obligations (such costs and expenses, together with the Obligations, collectively the “Guaranteed Obligations”); provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.

SECTION 10.2 Guaranty of Payment. This guaranty is a guaranty of payment and not of collection. Each Guarantor waives any right to require the Lender to sue any Borrower, any Guarantor, any other guarantor of, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”).

SECTION 10.3 No Discharge or Diminishment of Guaranty.

(a) Except as otherwise provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the Payment in Full of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or dis-charge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Guarantor may have at any time against any Obligated Party, the Lender, or any other Person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; or (iv) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the Payment in Full of the Guaranteed Obligations.

SECTION 10.4 Defenses Waived. To the fullest extent permitted by Applicable Law, each Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower, any Guarantor or any other Obligated Party, other than the Payment in Full of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person. Each Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Lender may compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Guarantor under this guaranty, except to the extent the Guaranteed Obligations have been Paid in Full. To the fullest extent permitted by Law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to Applicable Law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Obligated Party.

SECTION 10.5 Rights of Subrogation. No Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Borrowers and the Guarantors have fully performed all their obligations to the Lender.

SECTION 10.6 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise (including pursuant to any settlement entered into by Lender in its discretion), each Guarantor’s obligations under this Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Lender is in possession of this guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Guarantors forthwith on demand by the Lender.

SECTION 10.7 Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this guaranty, and agrees that the Lender shall not have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.8 Taxes. Each payment of the Guaranteed Obligations will be made by each Guarantor without withholding for any Taxes, unless such withholding is required by Applicable Law. If any Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with Applicable Law. The amount payable by such Guarantor shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the Lender receives the amount it would have received had no such withholding been made.

SECTION 10.9 Maximum Liability. Notwithstanding any other provision of this guaranty, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, Uniform Voidable Transactions Act or similar statute or common law. In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Guarantor may have under this guaranty, any other agreement or Applicable Law shall be taken into account.

SECTION 10.10 Contribution.

(a) To the extent that any Guarantor shall make a payment under this guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment, the Payment in Full of the Guaranteed Obligations and the termination of this Agreement, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the excess of the fair saleable value of the property of such Guarantor over the total liabilities of such Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Guarantors as of such date in a manner to maximize the amount of such contributions.

(c) This Section 10.10 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 10.10 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this guaranty.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Guarantors against other Guarantors under this Section 10.10 shall be exercisable upon the Payment in Full of the Guaranteed Obligations and the termination of this Agreement

SECTION 10.11 Liability Cumulative. The liability of each Person as a Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of such Person to the Lender under this Agreement and the other Loan Documents to which such Person is a party or in respect of any obligations or liabilities of the other parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 10.12 FaceBank AG Waiver. Notwithstanding anything to the contrary contained in this Agreement or the Loan Documents, the Lender hereby expressly waives any and all rights that it may have under this Agreement (including but not limited to the rights contained in Article VIII of this Agreement) and the Loan Documents arising from or related to FaceBank’s sale of 100% of the capital stock of FaceBank AG (the “Facebank AG Sale”) or any of the transaction documents directly related to the Facebank AG Sale, so long as the Borrowers do not transfer any of the Borrowers’ or their Subsidiaries’ assets to FaceBank AG prior to the consummation of the FaceBank AG Sale. Accordingly, notwithstanding anything to the contrary contained in this Agreement or the Loan Documents, (i) FaceBank is expressly authorized and permitted under this Section 10.12 of this Agreement to consummate the Facebank AG Sale and the transactions directly related to the Facebank AG Sale, (ii) the aforementioned transactions shall not result in a breach of, or be prohibited by, any of the provisions in this Agreement, (iii) the aforementioned transactions shall not be counted or be credited towards any dollar threshold contained in this Agreement, and (iv) Facebank AG as well as the assets of Facebank AG shall not be included as Collateral or otherwise as security of any kind under this Agreement (and thus shall not be included on any of the schedules to this Agreement).

SECTION 10.13 Joinder. If any Subsidiary is created after the Closing Date, then such Subsidiary shall be a Guarantor under this Agreement and shall execute a joinder to this Agreement in form and substance reasonably satisfactory to Lender.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

BORROWERS:

FACEBANK GROUP, INC.

By:	/s/ Simone Nardi
Name:	Simone Nardi
Title:	Chief Financial Officer

FUBOTV INC.

By:	/s/ David Gandler
Name:	David Gandler
Title:	CEO

[signature pages continue]

Signature Page to Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

GUARANTORS:

YORK PRODUCTIONS, LLC

By:	/s/ Alexander Bafer
Name:	Alexander Bafer
Title:	CEO

YORK PRODUCTIONS II, LLC

By:	/s/ Alexander Bafer
Name:	Alexander Bafer
Title:	CEO

RECALL STUDIOS, INC.

By:	/s/ Simone Nardi
Name:	Simone Nardi
Title:	CFO

EVOLUTION AI CORPORATION

By:	/s/ John Textor
Name:	John Textor
Title:	Director

[signature pages continue]

Signature Page to Credit Agreement

PULSE EVOLUTION CORPORATION

By:	/s/ Jordan Fiksenbaum
Name:	Jordan Fiksenbaum
Title:	CEO

SPORTS RIGHTS MANAGEMENT, LLC

By:	/s/ David Gandler
Name:	David Gandler
Title:	CEO

fuboTV Spain, SL

By:	/s/ David Gandler
Name:	David Gandler
Title:	CEO

[signature pages continue]

Signature Page to Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

LENDER:

ACCESS ROAD CAPITAL, LLC

By:	/s/ Idan Shani
Name:	Idan Shani
Title:	COO/CFO

[end of signature pages]

Signature Page to Credit Agreement